Exhibit 4.4

CPG MERGER SUB LLC,

(to be merged with and into CPG INTERNATIONAL INC.,

which will then convert into CPG INTERNATIONAL LLC)

AS ISSUER

THE GUARANTORS

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION

AS TRUSTEE

8.000% Senior Notes due 2021

INDENTURE

Dated as of September 30, 2013

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SCHEDULE I Guarantors

EXHIBIT A     Form of Note

EXHIBIT B     Form of Indenture Supplement to Add Future Guarantors

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INDENTURE dated as of September 30, 2013 (as amended, restated or supplemented from time to time, this “Indenture”), among CPG MERGER SUB LLC, a Delaware limited liability company (which upon the consummation of the Merger will merge with and into CPG International Inc., with CPG International Inc. surviving the Merger, following which CPG International Inc. will convert into a limited liability company and will become CPG International LLC), the guarantors party hereto from time to time and Wilmington Trust, National Association (the “Trustee”), as Trustee.

WHEREAS, all things have been done to make this Indenture and the Notes (as defined below) legal, valid and binding obligations of the Issuer and the Guarantors.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Issuer’s 8.000% Senior Notes due 2021, issued on the date hereof (the “Initial Notes”), (ii) if and when issued, an unlimited principal amount of additional 8.000% Senior Notes due 2021 that may be offered from time to time subsequent to the Issue Date, subject to Section 2.1 and Section 3.2, as part of the same series as the Initial Notes whether or not they bear the same “CUSIP” number (the “Additional Notes” and, together with the Initial Notes, the “Notes”) as provided in Section 2.1(a):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Facility” means the ABL credit agreement, dated as of the Issue Date, among CPG Merger Sub LLC, as the initial borrower, CPG International Inc., CPG Newco LLC, the guarantors and lenders party thereto from time to time and Deutsche Bank AG, as administrative agent and as collateral agent, as amended, supplemented, modified, extended, renewed, restated, refinanced or refunded from time to time.

“Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“Acquired Indebtedness” means Indebtedness (1) of a Person existing at the time such Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Restricted Subsidiary of such Person or (2) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged, consolidated or amalgamated with or into or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of the acquisition of such assets.

“Additional Notes” has the meaning ascribed to it in the third introductory paragraph of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium”

means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess, if any, of:

(a) the present value at such Redemption Date of (i) the redemption price of the Note at October 1, 2016 (such redemption price being set forth in the table appearing in Section 5.7(d)), plus (ii) all required interest payments due on the note through October 1, 2016 (excluding accrued and unpaid interest due on the Note to the Redemption Date), computed at a discount on the basis of semi-annual compounding using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of such Note.

The Issuer shall calculate the Applicable Premium.

“Asset Sale” means (1) any sale, conveyance, transfer or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Issuer or any of its Restricted Subsidiaries to any Person in any single transaction or series of transactions of property or assets (including by way of a Sale and Leaseback Transaction) (each referred to in this definition as a “disposition”) or (2) the issuance or sale of equity interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary of the Issuer (other than to the Issuer or another Restricted Subsidiary of the Issuer) in any single transaction or series of transactions;

provided, however, that the term “Asset Sale” shall exclude:

(a) any disposition permitted by the provisions described under Section 4.1 that constitutes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole;

(b) (i) any disposition of assets or property or sale of equity interests of any Restricted Subsidiary in any one or related series of transactions, in each case, with an aggregate Fair Market Value of less than $15.0 million or (ii) any issuance or sale of Capital Stock of any Restricted Subsidiary (x) to the Issuer or another Restricted Subsidiary or (y) to the Issuer or a Restricted Subsidiary of the Issuer or to other holders of Capital Stock of a Restricted Subsidiary that is not a Wholly-Owned Subsidiary so long as the Issuer or such Restricted Subsidiary (1) receives at least its pro rata share of such dividend or distribution (to the extent such issuance of Capital Stock is being received as a dividend or distribution) or (2) such transaction is made with all equity holders of such non-Wholly-Owned Subsidiary on a pro rata basis and the economic ownership interest of the Issuer and its Restricted Subsidiaries in such non-Wholly-Owned-Subsidiary is not reduced by such transaction;

(c) sales or other dispositions of cash or Cash Equivalents;

(d) any issuance or sale of equity interests in, or Indebtedness or other securities of, Unrestricted Subsidiaries;

(e) the sale in a Sale and Leaseback Transaction of any assets acquired within 90 days of the acquisition thereof;

(f) disposition of any unnecessary, obsolete, damaged or worn out assets or other assets that are no longer used or useful (including permanently retired property) or any disposition of inventory or goods held for sale, in each case, in the ordinary course of business;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h) any trade-in of assets for Related Business Assets of comparable or greater market value, as determined in good faith by the Issuer or such Restricted Subsidiary or any direct or indirect parent company of such person on behalf of such person, which in the event of an exchange of assets with a Fair Market Value in excess of $25.0 million shall be evidenced by an Officers’ Certificate and a resolution approved in good faith by the majority of the Governing Persons of the Issuer, such Restricted Subsidiary, or any of such person’s direct or indirect parent company on behalf of such person;

(i) the concurrent purchase and sale or exchange or contribution of Related Business Assets to the extent the Related Business Assets received are of substantially equivalent or greater value than the assets transferred as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer;

(j) the creation or incurrence of any Liens permitted by this Indenture;

(k) leases, subleases, licenses and sublicenses of assets in the ordinary course of business (including relating to intellectual property);

(l) any disposition by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(m) dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(n) grants of credits or allowances in the ordinary course of business;

(o) the unwinding of any Hedging Obligation or obligation under any Hedging Agreement;

(p) the abandonment or other disposition of intellectual property that is no longer economically practicable to maintain or which in the good faith determination of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(q) any exchange of property pursuant to Section 1031 of the Code for use in a Permitted Business (excluding boot thereon);

(r) the issuance of Capital Stock by the Issuer;

(s) (i) dispositions required by court order or regulatory decree or otherwise compelled or required by regulatory authorities or (ii) any disposition of assets resulting from a casualty event or the taking thereof by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to sale thereof to a purchase with such power under an actual threat of such taking; and

(t) any surrender or waiver of contract rights or settlement, releases or surrender of contract rights or other litigation claims of any kind in the ordinary course of business.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or any portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended); provided that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Governing Persons of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum of (1) 85% of the book value of the eligible receivables of the Issuer and the Guarantors plus (2) the lesser of (a) 75% of the lower of cost or market of eligible inventory of the Issuer and the Guarantors and (b) 85% of the appraised net orderly liquidation value of eligible inventory of the Issuer and the Guarantors. Book value shall be determined in accordance with GAAP and shall be calculated using amounts reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or, with respect to any payments to be made under this Indenture, the place of payment, are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (as in effect on the Issue Date).

“Capital Stock” means:

(1) in the case of a corporation, shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

(5) any warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Cash Equivalents” means any of the following:

(a) U.S. dollars, Canadian dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(c) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with a bank meeting the qualifications described in clause (c) above;

(e) commercial paper maturing not more than one year after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or in a currency of a country described in clause (b) above with a rating, at the time any investment therein is made, of at least “P-1” by Moody’s or at least “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(g) Indebtedness issued by persons (other than a Sponsor or any Sponsor Affiliates) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition;

(h) shares of, or interests in, mutual funds, the principal assets of which comprise investments satisfying any of the provisions of clauses (a) through (g) above;

(i) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “Aaa” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and (iii) have portfolio assets of at least $250.0 million; and

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CFC” means a foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means:

(1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders cease to beneficially own, in the aggregate, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Issuer (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested); or

(2) at any time upon or after the consummation of a Qualified IPO, (a) any Person (other than one or more Permitted Holders or any underwriter participating in a Qualified IPO) or (b) Persons (other than one or more Permitted Holders or any underwriter participating in a Qualified IPO) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), becomes the beneficial owner, directly or indirectly, of equity interests representing more than 35.0% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Issuer (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested) and the percentage of the aggregate ordinary voting power represented by the equity interests of the Issuer beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested);

unless, in the case of either clause (1) or (2) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the people constituting the Governing Persons of the Issuer or any of its direct or indirect parent companies.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Issuer and its Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs, of the Issuer and its Restricted Subsidiaries on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and (f) commissions, discounts, yield and other fees and charges (including any interest expense) related to any factoring transaction or receivables facility which are payable to Persons other than the Issuer and its Restricted Subsidiaries, and excluding (r) non-cash interest expense attributable to movement in mark-to-market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP; (s) accretion or accrual of discounted liabilities not constituting Indebtedness, (t) interest expense attributable to a parent entity resulting from push-down accounting, (u) any expense resulting from the discounting of any Indebtedness in connection with the application of, recapitalization or purchase accounting in connection with the CPG Transactions, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion of accrued interest of discounted liabilities not constituting Indebtedness, (x) amortization of deferred financing fees, indebtedness issuance costs, commissions, fees and expenses with respect to Indebtedness issued in connection with the CPG Transactions or any intercompany Indebtedness, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any factoring transaction or receivables or securitization facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to the Issuer and its Restricted Subsidiaries for any period, Net Income for such period, determined on a consolidated basis in accordance with GAAP; provided that, without duplication:

(a) the cumulative effect of a change in accounting principles shall be excluded;

(b) the net after-tax effect of extraordinary, non-recurring and unusual gains, losses, charges, income and expenses shall be excluded (provided that such losses, charges or expenses shall not be of the type that may be excluded pursuant to clause (d) below);

(c) the net after-tax effect of any charges and expenses recorded on or prior to December 31, 2014 related to the CPG Transactions (including any financial advisory fees, accounting fees, auditor fees, legal fees and other advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with respect to underwriting, placement or syndication) shall be excluded;

(d) (1) business optimization expenses (including consolidation initiatives), relocation or integration; (2) expenses, costs and charges related to consolidation or closing of distribution centers or other facilities or existing lines of business; acquisitions and mergers after the Issue Date; initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, and restructuring, redundancy, severance, termination, settlement or judgment; (3) one-time compensation charges; and (4) the amount of any signing, retention and completion bonuses; shall in each case be excluded in an aggregate amount not to exceed the greater of (x) $35.0 million and (y) 25.0% of Consolidated Net Income for such period;

(e) the net after-tax effect of gains, losses, charges and expenses attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer, shall be excluded;

(f) the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedging Obligations or other derivative instruments, in each case entered into in the ordinary course of business (including deferred financing expenses written off and premiums paid) shall be excluded;

(g) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid to Issuer or a Restricted Subsidiary of the Issuer thereof in respect of such period in cash;

(h) solely for the purpose of determining the amount set forth in Section 3.3(a)(C), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement or instrument to which it is a party (other than any restriction permitted by Section 3.4) or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Issuer or a Restricted Subsidiary of the Issuer in respect of such period, to the extent not already included therein;

(i) the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in the Issuer’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the CPG Transactions, any acquisition or any joint venture investments or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(j) non-cash impairment charges, asset write-offs and write downs, including impairment charges, asset write-offs and write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, but in each case excluding current assets, in each case pursuant to GAAP, shall be excluded;

(k) non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive shall be excluded;

(l) (i) charges and expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Issuer or any of its Restricted Subsidiaries, in the case of each of (i) and (ii), to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Issuer or any direct or indirect parent company of the Issuer or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer shall be excluded;

(m) charges, expenses and fees Incurred, including financial advisory, accounting, auditor, legal and other consulting and advisory fees and any SEC or other filling fees and expenses, or any amortization thereof, in connection with any equity offering, acquisition (including any Permitted Investment), merger, investment, recapitalization, asset disposition, incurrence or repayment of indebtedness (including, without limitation, deferred financing expenses), refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger expenses) Incurred as a result of any such transaction shall be excluded;

(n) accruals and reserves that are established or adjusted, in each case within 18 months of the subject transaction, including as a result of the CPG Transactions or any other acquisition, investment, asset disposition, write-down or write-off (including the related tax benefit) in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or charges as a result of the adoption or modification of accounting policies shall be excluded;

(o) any charge or expense resulting from the application of FAS 141R relating to the incurrence of obligations in respect of an “earn out” or other similar contingent obligations, shall be excluded;

(p) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 270 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(q) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or asset disposition, to the extent actually reimbursed, or, so long as the Issuer or any of its direct or indirect parent companies on behalf of the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(r) (i) non-cash or unrealized gains or losses in respect of obligations under Hedging Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Hedging Agreements entered into in the ordinary course of business, and (ii) unrealized gains or losses resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including gains or losses resulting from (A) Hedging Agreements entered into in the ordinary course of business for currency exchange risk and (B) intercompany Indebtedness) and all other unrealized foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded;

(s) the net after-tax effect of gains, losses, charges and expenses attributable to disposed or discontinued operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations shall be excluded;

(t) non-cash interest charges on defined benefit plans, defined contribution plans or other pension plans shall be excluded;

(u) deferred tax expenses associated with tax deductions or net operating losses arising as a result of the CPG Transactions, or the release of any valuation allowance related to such item, shall be excluded (provided that they shall be deducted in any period in which such tax expense is Incurred);

(v) any expenses or charges to the extent paid by a third party on behalf of the Issuer or a Restricted Subsidiary of the Issuer, shall be excluded to the extent the Issuer or its Restricted Subsidiaries are not obligated to reimburse such expenses or charges; and

(w) the amount of (i) cost savings and synergies, (ii) business optimization (including consolidation initiatives), relocation or integration expenses; (iii) cost savings from the consolidation or closing of distribution centers or other facilities or exiting lines of business; (iv) costs of initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment; and (v) one-time compensation charges, in each case, in connection with or related to the TimberTech Acquisition and actions by the Issuer or any Restricted Subsidiary in connection therewith, not to exceed $28,000,000.

Notwithstanding the foregoing, for the purpose of Section 3.3 only (other than Section 3.3(a)(C)(5)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the amount of Restricted Payments permitted by Section 3.3(a)(C)(5).

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a Pro Forma Basis in accordance with GAAP as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, without duplication, (1) the aggregate principal amount of Indebtedness for borrowed money, Capital Lease Obligations and indebtedness obligations evidenced by promissory notes or similar instruments of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of the Issuer’s Non-Guarantor Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchases prices, in each case, determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer, or any of its direct or indirect parent companies on behalf of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time this Indenture shall be principally administered, which office at the date of execution of this Indenture is located at Wilmington Trust, National Association, 1100 N. Market Street, Wilmington, DE 19890, Attention: Corporate Capital Markets – CPG International, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer.

“CPG” means (i) prior to the conversion of CPG International Inc. to a limited liability company, CPG International Inc., a Delaware corporation and (ii) upon and following the conversion of CPG International Inc. to a limited liability company, CPG International LLC, a Delaware limited liability company.

“CPG Transactions” has the meaning set forth in the Offering Memorandum.

“Debt Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed or issued in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 3.2) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, investor or group of lenders or investors.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Definitive Notes” means certificated Notes for which DTC is not the Holder.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(C).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible, putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than solely as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than solely as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Notes and the date the Notes are no longer outstanding; provided that only the portion of the Capital Stock that so matures or is mandatorily redeemable, are so convertible, putable or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Issuer or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased, without duplication, by:

(a) provision for taxes based on income or, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued, including any penalties and interest relating to any tax examinations; plus

(b) Consolidated Interest Expense; plus

(c) extraordinary, non-recurring or unusual losses, charges or expenses; plus

(d) charges and expenses relating to the CPG Transactions (including any printer expenses, filing fees, financial advisory fees, accounting fees, auditor fees, legal fees and other advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with respect to underwriting, placement, arranging or syndication) recorded on or prior to December 31, 2014; plus

(e) losses, charges and expenses attributable to abandoned, closed, disposed or discontinued operations and losses, charges and expenses related to the disposal of disposed, abandoned, closed or discontinued operations; plus

(f) the amount of management, monitoring, consulting, transaction and advisory fees (including (i) termination fees and (ii) distributions and dividends paid to Teachers to approximate management fees and transaction and advisory fees) and related indemnities, charges and expenses paid or accrued to or on behalf of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) or any of the Permitted Holders; plus

(g) losses, charges and expenses related to internal software development that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP; plus

(h) the amount of cost savings and synergies projected by the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by an officer of the Issuer and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are expected to be taken within 18 months after the date of determination to take such action; and provided, further, that the aggregate amount added back pursuant to this clause (h) in any four-fiscal quarter period shall not exceed the greater of (x) $35.0 million and (y) 25.0% of EBITDA for such period (calculated prior to giving effect to any increase pursuant to this clause (h)); plus

(i) charges and expenses related to payments made to option holders of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) in connection with, or as a result of, any distribution being made to equity holders of such person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus

(j) any other non-cash losses, charges and expenses, including any write-offs or write-downs, reducing Consolidated Net Income for such period, decreased by all cash payments during such period on account of accruals on or reserves added back to EBITDA pursuant to this clause (j) in prior periods, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(k) losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness or any Hedging Agreements or other derivative instruments, in each case entered into in the ordinary course of business (including deferred financing expenses written off and premiums paid); plus

(l) earn out obligations incurred in connection with the acquisition of any Permitted Business or other Investment and paid or accrued during the applicable period to the extent such earn-out is deducted from the calculation of Consolidated Net Income; plus

(m) business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received, so long as the Issuer or any of its direct or indirect parent companies expects the Issuer to receive the same in the next four fiscal quarters);

(2) decreased by (without duplication) (a) gains attributable to the early extinguishment or conversion of Indebtedness or any Hedging Agreements or other derivative instruments, in each case entered into in the ordinary course of business, (b) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of EBITDA for any prior period, (c) extraordinary, unusual or exceptional income or gains, (d) gains attributable to asset dispositions or the sale or other disposition of any equity interests of any person other than in the ordinary course of business, as determined in good faith by the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer), (e) gains attributable to disposed or discontinued operations and gains related to the disposal of disposed, abandoned or discontinued operations and (f) gains attributable to the early extinguishment or conversion of Indebtedness or any swap contracts or other derivative instruments, in each case, entered into in the ordinary course of business.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer, as applicable (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any of its direct or indirect parent companies’ common stock registered on Form S-4 or Form S-8;

(2) issuances to the Issuer or any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds or the Fair Market Value of Qualified Proceeds received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, or

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case, designated by the Issuer as “Excluded Contributions” in an Officers’ Certificate delivered to the Trustee. The net cash proceeds so designated will be excluded from the calculation set forth in Section 3.3(a)(C).

“Excluded Equity” means (a) Capital Stock sold to any employee, manager, director or analogous position or consultant of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 3.3(b)(4), (b) Designated Preferred Stock, (c) Refunding Capital Stock, (d) Capital Stock sold to a Restricted Subsidiary of the Issuer or Indebtedness that has been converted or exchanged for Capital Stock of the Issuer sold to a Restricted Subsidiary of the Issuer or the Issuer, as the case may be, (e) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock, (f) Excluded Contributions, (g) the sale of Capital Stock used to Incur Indebtedness or issue shares of Disqualified Stock pursuant to Section 3.2(b)(14), (h) Capital Stock issued or sold to any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries and (i) Capital Stock that has already been used or designated pursuant to clause (o) of the definition of “Permitted Investments.”

“Fair Market Value” means, with respect to any asset or property, the price of which could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing buyer, as determined in good faith by the Governing Persons of the Issuer.

“Financial Officer” means, with respect to any person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such person.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

“Fixed Charges” means with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period paid or payable in cash (excluding (x) fees and expenses associated with the CPG Transactions and any annual agency fees on the Senior Secured Credit Facilities, (y) costs associated with obtaining, or breakage costs in respect of, obligations under Hedging Agreements, and (z) fees and expenses associated with debt issuances) and, for the avoidance of doubt, net of cash interest income paid in cash; plus

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that (1) is not organized under the laws of the United States or any state thereof or the District of Columbia, (2) is a CFC or Qualified CFC Holding Company or (3) is a Subsidiary of a CFC or Qualified CFC Holding Company.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements (including the Accounting Standards Codification) of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Governing Persons” means (a) in the case of any corporation, the board of directors of such person or duly authorized committee thereof, (b) in the case of any limited liability company, the board of directors or managers, manager or managing member of such person or duly authorized committee thereof, (c) in the case of any partnership, the general partner of such person or duly authorized committee thereof and (d) in any other case, the functional equivalent of the foregoing or duly authorized committee thereof.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including by way of a pledge of assets or through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means each Restricted Subsidiary of the Issuer that provides a Guarantee of the Notes and its permitted successors and assigns.

“Hedging Agreements” means any and all (a) rate swap transactions, currency and interest rate basis swaps, currency and interest rate credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, currency and interest rate cap transactions, currency and interest rate floor transactions, currency and interest rate collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options and (b) commodity swaps, commodity options, forward commodity contracts, basis differential swaps, spot contracts, fixed-price physical delivery contracts or other similar agreements, in each case whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

For the avoidance of doubt, Hedging Agreements shall not be deemed speculative or entered into for speculative purposes if any Hedging Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities or debt facilities of the Issuer or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management or (C) to hedge any exposure that the Issuer or its Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that (a) did not, as of the last day of the fiscal year of the Issuer most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and its Restricted Subsidiaries on a consolidated basis as of such date, and (b), when taken together with all Immaterial Subsidiaries as of the last day of the fiscal year of the Issuer most recently ended, have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of EBITDA of the Issuer and its Restricted Subsidiaries as of such date; provided that the Issuer shall only be required to make such determination at the time it delivers annual financial statements pursuant to Section 3.9; provided that the requirements set forth in clause (b) shall only be tested at the time a Subsidiary is being designated as an Immaterial Subsidiary and no Subsidiary need be redesignated except in connection with the designation of a new Immaterial Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership, corporation or other bona fide estate planning vehicle the only beneficiaries or equity holders of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Issuer shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Issuer. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Issuer or a Restricted Subsidiary of the Issuer of Indebtedness Incurred by the Issuer or a Restricted Subsidiary of the Issuer, as applicable, shall not be a separate Incurrence of Indebtedness. In addition, the following shall not be deemed a separate Incurrence of Indebtedness:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

(4) unrealized losses or charges in respect of Hedging Obligations or obligations under Swap Obligations.

“Indebtedness” means (without duplication), with respect to any Person:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, debentures, notes or similar instruments or reimbursement obligations in respect of drawn letters of credit or drawn bankers’ acceptances (so long as such amount has not been repaid);

(c) representing the balance of the deferred and unpaid purchase price of property (including Capital Lease Obligations), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(d) all net payments that such person would have to make in the event of an early termination, on the date indebtedness of such person is being determined, in respect of outstanding Hedging Agreements; and

(e) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

if and to the extent that any of the foregoing Indebtedness (other than Preferred Stock) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) above of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) above of another Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations Incurred in the ordinary course of business.

“Indenture” has the meaning ascribed in the first introductory paragraph hereto.

“Initial Notes” has the meaning ascribed to it in the third introductory paragraph of this Indenture.

“Interest Payment Date” means April 1 and October 1 of each year to the Stated Maturity of the Notes.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of Section 3.3 and the definition of Unrestricted Subsidiary:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary of the Issuer in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any Rating Agency.

“Issue Date” means September 30, 2013.

“Issuer” means (i) prior to the consummation of the Merger, CPG Merger Sub LLC and (ii) upon and following the consummation of the Merger, CPG, and in each case, their permitted successors and assigns.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger” means the merger of CPG Merger Sub LLC with and into CPG, with CPG surviving such merger, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 16, 2013, by and among CPG Newco LLC, CPG Merger Sub LLC, CPG International Inc. and CPG International Holdings LP, as amended up to and including the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash proceeds actually received by the Issuer or any of its Restricted Subsidiaries, net of (i) attorney, accountant, auditor, printer, SEC filing, brokerage, consultant, investment banking, advisory, placement, arranger or underwriting fees and expenses and any other customary fees and expenses actually incurred in connection therewith, (ii) search and recording charges, (iii) required indebtedness payments and required payments of other obligations in respect of Indebtedness secured by a Lien permitted under this Indenture on any asset that is the subject of such Asset Sale, (iv) other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (v) taxes, including sales, transfer, deed or mortgage recording taxes, paid or payable as a result thereof, and any other payment required by applicable law as a result of such Asset Sale, (vi) any payment amounts required to be paid by law, rule or regulation upon receipt to a third party related to the transaction (including to labor unions and environmental trusts) and (vii) any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount)), in each case, as determined reasonably and in good faith by a Responsible Officer of the Issuer or any of its direct or indirect parent companies on behalf of the Issuer.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that does not guarantee the Notes.

“Non-Guarantor Subsidiary” means any Subsidiary of the Issuer that does not guarantee the Notes.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Guarantees” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by any Restricted Subsidiary of the Issuer in accordance with the provisions of this Indenture.

“Notes” has the meaning ascribed to it in the third introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, premium, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated September 24, 2013, pursuant to which the Notes were offered.

“Officer” means, with respect to any Person, (a) the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Investment Officer, the Chief Financial Officer, any Vice President, any Director, the Treasurer, the Controller, any Managing Director, Executive Managing Director or Senior Managing Director (1) of such Person or (2) if such Person is owned or managed by a single entity, of such entity, or (b) any other individual designated as an “Officer” or “Authorized Signatory” for the purposes of this Indenture by the Board of Directors or member of such Person.

“Officers’ Certificate” means a certificate signed by two officers of the Issuer or a Guarantor, as applicable, one of whom must be either the principal executive officer, the Financial Officer, the principal accounting officer or treasurer of the Issuer or such Guarantor, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that meets the requirements set forth in this Indenture. The counsel may be an employee of or counsel to the Issuer. Any such opinion may be subject to customary assumptions and exclusions.

“Permitted Business” means any business engaged in by the Issuer and its Restricted Subsidiaries on the Issue Date and any business reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Issuer and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer).

“Permitted Holder” means any of (a) the Sponsors and any of their Affiliates and funds or partnerships managed or advised by any of them or any of their Affiliates, but not including any portfolio company of any of the foregoing, (b) members of senior management and directors in place as of the Issue Date or appointed or elected by any of the persons described in clause (a) above after the Issue Date, and family members or trusts of any person listed in clause (a) above and this clause (b), and (c) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any of the persons listed in subclauses (a) and (b); provided that the persons described in clauses (a) and (b) above shall form the majority of interest of any group pursuant to this clause (c).

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Issuer or a Restricted Subsidiary of the Issuer, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business;

(e) Investments by the Issuer or any of its Restricted Subsidiaries in the Issuer or any Restricted Subsidiary of the Issuer;

(f) Investments by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Issuer or a Restricted Subsidiary of the Issuer;

(g) Hedging Obligations and Investments made pursuant to Hedging Agreements permitted under Section 3.2(b)(7);

(h) receivables owing to the Issuer or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i) any Investment acquired by the Issuer or any Restricted Subsidiary of the Issuer (A) in exchange for any other Investment or accounts receivable held by the Issuer or a Restricted Subsidiary of the Issuer in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (B) as a result of a foreclosure by the Issuer or a Restricted Subsidiary with respect to any Investment or other transfer of title with respect to any Investment in default or (C) in compromise or resolution of any litigation, arbitration or other disputes with the obligor on an account receivable or any Persons that are not Affiliates of the Issuer;

(j) Investments in or repurchases of the Notes and Obligations under Debt Facilities (including the Senior Secured Credit Facilities);

(k) guarantees of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(l) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or any of its Restricted Subsidiaries;

(m) advances to, or guarantees of Indebtedness of, officers, directors, managers and employees not in excess of $15.0 million outstanding at any one time, in the aggregate;

(n) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of equity interests of the Issuer or any direct or indirect parent company thereof;

(o) Investments the payment for which consists solely of Capital Stock of the Issuer; provided that any Disqualified Stock issued pursuant to this clause (o) could be Incurred under Section 3.2;

(p) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 3.5 or any other disposition of property not constituting an Asset Sale;

(q) Guarantees by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer otherwise permitted under Section 3.2;

(r) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(s) extensions of trade credit or trade financing in the ordinary course of business;

(t) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(u) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(v) Investments by the Issuer or any Restricted Subsidiary of the Issuer in joint ventures or Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of (x) $45.0 million and (y) 2.5% of Consolidated Total Assets;

(w) Investments by the Issuer or any Restricted Subsidiary of the Issuer made after the Issue Date (measured on the date each such Investment was made), at any one time outstanding, in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 3.0% of Consolidated Total Assets; and

(x) any Investment (other than an Investment in an Unrestricted Subsidiary), so long as, after giving effect to such Investment the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries (determined on a consolidated basis) for the most recently ended four full fiscal quarters for which internal financial statements are available on a Pro Forma Basis is no greater than 4.25:1.00.

“Permitted Liens” means:

(a) Liens existing on the Issue Date (with the exception of Liens securing the Senior Secured Credit Facilities on the Issue Date, which will be deemed Incurred pursuant to clause (b) of this definition);

(b) Liens that secure Debt Facilities Incurred pursuant to Section 3.2(b)(1);

(c) any Lien for taxes, assessments or governmental charges or claims that are not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(d) any Lien imposed by law, such as carriers’, warehousemen’s, material men’s, repairman’s, suppliers’, landlords’ and mechanics’ Liens, in each case, Incurred in the ordinary course of business or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph, telephone and cable television lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of, or materially impair the operation of the business of, the Issuer and its Restricted Subsidiaries, taken as a whole;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services; or (iv) arising in connection with any attachment pursuant to a judgment, unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on shares of Capital Stock or property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer, or becomes a Restricted Subsidiary of the Issuer or at the time the Issuer or a Restricted Subsidiary of the Issuer acquires such property or assets (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Issuer and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary of the Issuer;

(i) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (a) and (g) above and this clause (i); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (a) and (g) above at the time the original Lien became a Permitted Lien under this Indenture, plus accrued interest and (2) an amount necessary to pay any fees and expenses, including premiums, related to such extension, renewal, refinancing or refunding;

(j) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods Incurred in the ordinary course of business;

(k) Liens on the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of an Unrestricted Subsidiary;

(l) Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Indebtedness permitted to be Incurred pursuant to Section 3.2(b)(9); provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Indebtedness;

(m) Liens in favor of the Issuer or any Guarantor;

(n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities Incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, (ii) in favor of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (iii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business, and (iv) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(p) Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) of Section 6.1 so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(q) leases, subleases, licenses or sublicenses (including intellectual property) granted in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) any interest of title of an owner of equipment or inventory on loan or consignment to any Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement or similar filings regarding operating leases entered into by the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business;

(s) deposits in the ordinary course of business to secure liability to insurance carriers;

(t) Liens securing the Notes and the Note Guarantees;

(u) Liens securing Hedging Obligations and obligations under Hedging Agreements so long as such Hedging Obligations or obligations under such Hedging Agreements are permitted to be Incurred under this Indenture;

(v) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, limited liability companies, partnerships and the like permitted to be made under this Indenture;

(w) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions permitted under this Indenture;

(x) Liens securing Indebtedness of Foreign Subsidiaries on assets of Foreign Subsidiaries and Incurred pursuant to Section 3.2(b);

(y) Liens on assets directly related to a Sale and Leaseback Transaction to secure related Attributable Indebtedness;

(z) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods; and

(aa) Liens not otherwise permitted under this Indenture in an aggregate amount not to exceed the greater of (x) $15.0 million and (y) 1.0% of Consolidated Total Assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.10 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock” as applied to the Capital Stock in any Person, means Capital Stock in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of common stock in such Person.

“Pro Forma Basis” means, with respect to any person, for any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA or Consolidated Total Assets, effect shall be given to any Asset Sale or other disposition, acquisition, Investment, merger, amalgamation, consolidation (including the CPG Transactions), any Restricted Payment, any designation of any Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, and any other adjustments set forth in the definition of “EBITDA” (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case, that occurred during the Reference Period or thereafter and through and including the date upon which the applicable Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated), (ii) in making any determination on a Pro Forma Basis, (A) all Indebtedness (including Indebtedness issued, Incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, but excluding normal fluctuations in revolving Indebtedness Incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period or thereafter and through and including the date upon which the applicable Restricted Payment or the incurrence of the applicable Indebtedness or Liens is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (B) Consolidated Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (A), bearing floating interest rates shall be computed on a Pro Forma Basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) any designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary shall be given effect as of the first day of the relevant Reference Period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by the Issuer and may include adjustments to reflect the full effect of any operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the CPG Transactions), subject in the case of any calculation of EBITDA to the maximum addbacks under clause (h) of the definition of “EBITDA” and as set forth in the definition of Consolidated Net Income. The Issuer shall deliver to the Trustee a certificate of a Financial Officer of the Issuer setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail (it being understood that pro forma adjustments need not be prepared in compliance with Regulation S-X of the Exchange Act).

“Purchase Money Indebtedness” means Indebtedness:

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Stock) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and

in either case does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified CFC Holding Company” means any Subsidiary the primary assets of which consist of capital interests in (i) one or more CFCs or (ii) one or more Qualified CFC Holding Companies.

“Qualified IPO” means (i) an underwritten primary or secondary (or combination of primary or secondary) public offering of the equity interests of the Issuer or any direct or indirect parent company of the Issuer that generates gross cash proceeds of (primary or secondary) at least $100.0 million or (ii) any merger, consolidation or amalgamation following which the Issuer or any of its direct or indirect parent companies merges with or into or becomes, directly or indirectly, a wholly-owned subsidiary of another person, where such person has equity securities listed on a national securities exchange, regardless of whether such Person is the surviving entity.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined in good faith by the Issuer.

“Rating Agency” means each of S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Governing Persons of the Issuer or any of its direct or indirect parent entities) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or, with respect to any Non-Guarantor Restricted Subsidiary, any Preferred Stock that refunds, refinances, renews, replaces or extends any Indebtedness, Disqualified Stock or, with respect to any Non-Guarantor Restricted Subsidiary, any Preferred Stock permitted to be Incurred by the Issuer or any Restricted Subsidiary of the Issuer pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or extended;

(ii) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, renewed, replaced or extended;

(iii) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(iv) is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) accrued and unpaid interest plus (z) the amount of premium, defeasance costs and fees and expenses incurred in connection with such refinancing; and

(v) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Issuer or any of its Restricted Subsidiaries in exchange for assets transferred by the Issuer or any of its Restricted Subsidiaries will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes” means the Initial Notes and any Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary that has not been designated as an Unrestricted Subsidiary in accordance with this Indenture. Unless otherwise indicated, when used herein the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Issuer.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Issuer or a Restricted Subsidiary of the Issuer and is thereafter leased back as a capital lease by the Issuer or a Restricted Subsidiary of the Issuer.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness that is secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarterly period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, on a Pro Forma Basis.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Facilities” means the (i) ABL Facility and (ii) First Lien Term Loan Credit Agreement, dated as of September 16, 2013, among CPG Merger Sub LLC, as the initial borrower, CPG International Inc., CPG Newco LLC, the guarantors and lenders party thereto from time to time and Barclays Bank plc, as administrative agent and as collateral agent, in each case, together with all related notes, letters of credit bankers acceptances, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, replaced, refunded or Refinanced in whole or in part from time to time prior to or after the Issue Date including by or pursuant to any agreement or instrument that extends the maturity of any Indebtedness thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under Section 3.2(b)(1)), or adds Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, purchasers, investors, or indebtedness holders or any group of any of the foregoing.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Sponsor Affiliate” means each Affiliate of a Sponsor and each individual who is a partner or employee of Sponsor.

“Sponsors” means collectively, Ares Management LLC (“Ares”) and Teachers. Each such entity is, individually, a “Sponsor.”

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means:

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor under this Indenture.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise indicated, when used herein the term “Subsidiary” shall refer to a Subsidiary of the Issuer.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but that, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Teachers” means Ontario Teachers’ Pension Plan Board.

“TimberTech Acquisition” means the acquisition of TimberTech Limited, an Ohio limited liability company, by CPG International Inc., which was consummated on September 21, 2012.

“Total Leverage Ratio” shall mean the ratio of Consolidated Total Indebtedness to EBITDA for the trailing four fiscal quarter period.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2016; provided, however, that if the period from the Redemption Date to October 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trust Officer” shall mean, when used with respect to the Trustee, any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of this Indenture at the Corporate Trust Office, or any other officer of the Trustee to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing “Subsidiary and any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any equity interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the equity interests entitled to cast at least a majority of the votes that may be cast by all equity interests having ordinary voting power for the election of directors of Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with Section 3.3; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries,

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary of the Issuer.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and the Issuer or the relevant Restricted Subsidiary would be able to incur such Indebtedness pursuant to Section 3.2, on a Pro Forma Basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Persons of the Issuer or any committee thereof giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, as of any date of determination, with respect to any Indebtedness or Disqualified Stock, as the case may be, the quotient obtained by dividing (i) the sum of the products of (x) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by (y) the aggregate amount of scheduled principal payments by (ii) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding equity interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section

“Additional Restricted Notes”	2.1(b)

“Affiliate Transaction”	3.7(a)

“Agent Members”	2.1(e)(iii)

“Asset Sale Offer”	3.5(c)

“Authenticating Agent”	2.2

“Automatic Exchange”	2.6(e)

“Automatic Exchange Date”	2.6(e)

“Automatic Exchange Notice”	2.6(e)

“Automatic Exchange Notice Date”	2.6(e)

“Change of Control Offer”	3.8(a)

“Change of Control Payment”	3.8(a)

“Change of Control Payment Date”	3.8(a)(2)

“Clearstream”	2.1(b)

“Covenant Defeasance”	8.3

“Covenant Suspension Event”	3.17

“Defaulted Interest”	2.14

“Discharge”	11.1

“Euroclear”	2.1(b)

“Event of Default”	6.1

“Excess Proceeds”	3.5(c)

“Global Notes”	2.1(b)

“Guaranteed Obligations”	10.1

“Guarantor Surviving Entity”	4.1(e)

“Initial Lien”	3.6

“Institutional Accredited Investor Global Note”	2.1(b)

“Institutional Accredited Investor Notes”	2.1(b)

“Issuer Order”	2.2

“Legal Defeasance”	8.2

“Notes Register”	2.3

“Pari Passu Indebtedness”	3.5(b)

“Paying Agent”	2.3

“Permanent Regulation S Global Note”	2.1(b)

“Permitted Indebtedness”	3.2(b)

“protected purchaser”	2.10

“Purchase Agreement”	2.1(b)

“Redemption Date”	5.7(a)

“Refunding Capital Stock”	3.3(b)(2)

“Registrar”	2.3

“Regulation S Global Note”	2.1(b)

“Regulation S Notes”	2.1(b)

“Reinstatement Date”	3.17

“Resale Restriction Termination Date”	2.6(b)

“Restricted Global Note”	2.6(e)

“Restricted Payment”	3.3(a)

“Restricted Period”	2.1(b)

“Restricted Capital Stock”	3.3(b)(2)

“Rule 144A Global Note”	2.1(b)

“Rule 144A Notes”	2.1(b)

“Special Interest Payment Date”	2.14(a)

“Special Record Date”	2.14(a)

“Surviving Entity”	4.1(a)

“Suspended Covenants”	3.17

“Suspension Date”	3.17

“Suspension Period”	3.17

“Tax Group”	3.3(b)(15)(B)

“Temporary Regulation S Global Note”	2.1(b)

“Trustee”	8.5

“Unrestricted Global Note”	2.6(e)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(7) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(8) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(10) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof shall be in an aggregate principal amount of $315,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.2, 2.6, 2.10, 2.12, 5.6, 5.7 or 9.4, in connection with an Asset Sale Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.8.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

The Initial Notes, and any Additional Notes that may be issued, shall be known and designated as “8.000% Senior Notes due 2021” of the Issuer.

With respect to any Additional Notes, the Issuer shall set forth in (a) a Board Resolution and (b)(i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 12.2, an Opinion of Counsel, subject to customary assumptions and exclusions, as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes and the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer), a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b) The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated September 24, 2013 (the “Purchase Agreement”), among the Issuer and J.P. Morgan Securities LLC as representative of the other initial purchasers named therein. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) shall be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note shall be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in in Section 2.1(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note shall be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, to QIBs under Rule 144A or IAIs in accordance with the transfer and certification requirements described herein for exchanges of interests in a Global Note.

Investors may hold their interests in the Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the Restricted Period ends, investors may also hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are DTC participants. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream shall hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, shall hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the United States or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of this Indenture; provided, however, that, at the option of the Issuer, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Trustee receives an Opinion of Counsel, subject to customary assumptions and exclusions, reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1) the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATEST OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-

U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(2) the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM

REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(3) Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(4) Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:

THIS SECURITY IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: ATTENTION: CHIEF FINANCIAL OFFICER, CPG MERGER SUB LLC, 888 NORTH KEYSER AVENUE, SCRANTON, PA 18504, FAX NUMBER 570-558-8201.

(e) Book-Entry Provisions.

(i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) shall be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(v) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee shall (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, shall, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, shall thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate upon receipt of an Issuer Order and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate upon receipt of an Issuer Order and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice or, (B) the Issuer in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(i) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iii) or (e)(iv) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(ii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee shall (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(iii) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee shall cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(iv) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a security shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $315,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer of the Issuer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes shall be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes and to whom such Notes should be delivered (which in the case of Global Notes, shall be the Notes Custodian).

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV or Section 10.2, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent.

The Issuer shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall notify the Trustee of the name and address of each such agent, if not the Trustee. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

The Issuer will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders and the Trustee. The Issuer will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

SECTION 2.4. Paying Agent to Hold Money in Trust.

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Issuer.

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee shall promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon receipt by the Trustee or its agent of the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

(iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and, if requested by the Issuer, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon receipt by the Trustee or its agent of the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.8 from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

(iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and, if requested by the Issuer or the Trustee, receipt of an opinion of counsel, certification and/or other information satisfactory to it.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.8, Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (ii) there is delivered to the Registrar an opinion of counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer may pursuant to the rules and procedures of DTC (i) provide written notice to DTC at least 15 calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests shall be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests shall be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At the Issuer’s request on no less than five calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.6(e), during the 15-day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Issuer. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Section 2.2, 2.6, 2.10, 2.12, 3.5, 3.8, 5.6, 5.7 or 9.4).

(iii) The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

(vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. (i) None of the Trustee, the Registrar or the Paying Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee, the Registrar and the Paying Agent each may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee, the Registrar and the Paying Agent nor any of their agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7. Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

CPG International LLC

888 North Keyser Ave.

Scranton, PA 18504

Wilmington Trust, National Association

1100 North Market Street,

Wilmington, DE 19890

Attention: Corporate Capital Markets – CPG International

Re:	CPG International LLC (the “Issuer”)

8.000% Senior Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of September 30, 2013 relating to the Notes (as amended or supplemented, the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[            ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Issuer.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

CPG International LLC

888 North Keyser Ave.

Scranton, PA 18504

Wilmington Trust, National Association

1100 North Market Street,

Wilmington, DE 19890

Attention: Corporate Capital Markets – CPG International

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 8.000% Senior Notes due 2021 (the “Notes”) of CPG Merger Sub LLC (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

3. We [are][are not] an Affiliate of the Issuer.

TRANSFEREE:

BY:

SECTION 2.9. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

CPG Merger Sub LLC

888 North Keyser Ave.

Scranton, PA 18504

Wilmington Trust, National Association

1100 North Market Street,

Wilmington, DE 19890

Attention: Corporate Capital Markets – CPG International

Re:	CPG Merger Sub LLC (the “Issuer”)

8.000% Senior Notes due 2021 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[            ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

SECTION 2.10. Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.10, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee and its counsel) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.10, every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.11. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.12. Temporary Notes.

In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.13. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) to the Issuer pursuant to written request by one Officer of the Issuer. If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the Schedule of Increases and Decreases to such Global Note and on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.14. Payment of Interest; Defaulted Interest.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.14(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15) days and not less than ten days prior to the Special Interest Payment Date and not less than ten days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 12.1, not less than ten days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.14(b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.14(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.15. CUSIP, Common Code and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices, including notices of redemption or purchase, as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice, redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes.

The Issuer shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer and Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock; provided that the Issuer and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if, immediately after giving effect to the Incurrence of such Indebtedness or issuance of such Disqualified Stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries (on a consolidated basis), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred or Disqualified Stock is issued for which such calculation is being made would be at least 2.00 to 1.00, determined on a Pro Forma Basis; provided that the aggregate amount of Indebtedness Incurred or Disqualified Stock issued pursuant to this
Section 3.2(a) by Non-Guarantor Restricted Subsidiaries shall not exceed in the aggregate $35.0 million at any one time outstanding.

(b) Notwithstanding Section 3.2(a), the Issuer and its Restricted Subsidiaries may Incur the following Indebtedness or issue the following Disqualified Stock (the “Permitted Indebtedness”):

(1) Indebtedness Incurred pursuant to (and Guarantees in respect of) Debt Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) $775.0 million plus (y) the greater of $225.0 million and the Borrowing Base plus (z) an additional amount of Indebtedness or Disqualified Stock at any one time that does not cause the Secured Leverage Ratio of the Issuer and its Restricted Subsidiaries (on a consolidated basis) for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date for which such Indebtedness is Incurred or Disqualified Stock is issued for which such calculation is being made does not exceed 5.00:1.00 determined on a Pro Forma Basis (provided that any Indebtedness Incurred or Disqualified Stock issued pursuant to this clause (y) shall be deemed to be Secured Indebtedness solely for purposes of such calculation) minus (z) any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to Section 3.5;

(2) Indebtedness under the Notes issued on the Issue Date and any Note Guarantee;

(3) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer outstanding on the Issue Date (other than Indebtedness referenced in clause (1) or (2) above);

(4) (i) any Guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary of the Issuer so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Note Guarantee of such Restricted Subsidiary, any such Guarantee of the Issuer or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Note Guarantee of such Restricted Subsidiary, as applicable;

(ii) any Guarantee by a Guarantor of Indebtedness of the Issuer; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes, as applicable, or

(iii) any Guarantee Incurred by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary Incurred in accordance with the terms of this Indenture;

(5) Indebtedness (including in respect of letters of credit, bank guarantees or similar instruments) Incurred by the Issuer or any Restricted Subsidiary of the Issuer in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(7) Indebtedness (i) Incurred in respect of Hedging Obligations entered into in the ordinary course of business and not for speculative purposes and (ii) in respect of deposit accounts, securities accounts, cash pooling, and cash management and treasury services, including netting services, overdraft protection, credit cards, debit cards, P-cards and other similar arrangements;

(8) Indebtedness owed by the Issuer to any Restricted Subsidiary of the Issuer, or by any Restricted Subsidiary of the Issuer to the Issuer or to any other Restricted Subsidiary of the Issuer; provided that if for any reason such Indebtedness ceases to be held by the Issuer or a Restricted Subsidiary of the Issuer, as applicable, such Indebtedness shall cease to be Permitted Indebtedness under this clause (8) and shall be deemed Incurred as Indebtedness of the Issuer or such Restricted Subsidiary for purposes of this Indenture;

(9) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Indebtedness and any Refinancing Indebtedness that Refinances any Indebtedness Incurred pursuant to this clause (9), including any additional Indebtedness Incurred to pay premiums, fees and expense in connection therewith; provided that the aggregate principal amount of all Indebtedness Incurred under this clause (9) and outstanding at any time shall not exceed the greater of (x) $50.0 million and (y) 3.0% of Consolidated Total Assets; provided, further, that Capital Lease Obligations Incurred by the Issuer or any Restricted Subsidiary of the Issuer pursuant to this clause (9) in connection with a Sale and Lease Back Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Lease Back Transaction are used by the Issuer or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Issuer and its Restricted Subsidiaries;

(10) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary of the Issuer providing for indemnification, contribution, earn-out, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock otherwise permitted under this Indenture;

(11) Indebtedness arising by virtue of the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock or Disqualified Stock; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock not permitted by this clause (11);

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten days of its incurrence;

(13) Refinancing Indebtedness that Refinances Indebtedness Incurred pursuant to the provisions of Section 3.2(a) or Indebtedness Incurred pursuant to clauses (2), (3), this clause (13), (14) and (15) of this Section 3.2(b), including any additional Indebtedness Incurred to pay premiums, fees and expenses in connection therewith;

(14) Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Capital Stock of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Capital Stock or Disqualified Stock issued or sold or cash contributed to the capital of the Issuer that is Excluded Equity pursuant to clauses (a) through (f) and (h) through (i) of the definition of Excluded Equity) as determined pursuant to Section 3.3(a)(iv)(3) and Section 3.3(a)(iv)(4) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to
Section 3.3(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (e) and (f) of the definition thereof);

(15) Indebtedness or Disqualified Stock (i) of the Issuer or any of its Restricted Subsidiaries (other than Non-Guarantor Restricted Subsidiaries) Incurred or issued to finance an acquisition and (ii) of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries (other than Non-Guarantor Restricted Subsidiaries) or merged into the Issuer or a Restricted Subsidiary of the Issuer (other than a Non-Guarantor Restricted Subsidiary) in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness or issuance of such Disqualified Stock, either:

(i) the Issuer could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described in
Section 3.2(a) or

(ii) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries determined on both a consolidated basis and Pro Forma Basis would be equal to or higher than immediately prior to such acquisition;

(16) Indebtedness Incurred or Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture;

(17) Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former employees, directors, officers, managers and consultants thereof or their respective Immediate Family Members, in each case, to finance the purchase or redemption of Capital Stock of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of Section 3.3(b);

(18) Indebtedness representing deferred compensation to directors, managers, officers or employees of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries (A) arising from customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business or (B) in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business;

(20) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations in supply arrangements, in each case, in the ordinary course of business;

(21) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Debt Facility otherwise permitted to be Incurred under Section 3.2; provided that for purposes of determining the availability of Permitted Indebtedness such letter of credit shall be treated as an Incurrence of Indebtedness under one or more clauses of this Section 3.2(b) (such clauses to be selected by the Issuer), in a principal amount equal to the amount drawn and, in any event, not in excess of the stated amount of such letter of credit;

(22) Indebtedness or Disqualified Stock of Restricted Subsidiaries that are Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness Incurred or Disqualified Stock issued pursuant to this clause (22) shall not exceed the greater of (x) $45.0 million and (y) 2.5% of Consolidated Total Assets; provided, further, that any Indebtedness Incurred pursuant to subclause (23) below shall be included in such calculation;

(23) Indebtedness Incurred on behalf of (or Disqualified Stock issued on behalf of), or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (23) shall not exceed the greater of (x) $45.0 million and (y) 2.5% of Consolidated Total Assets; provided, further, that any Indebtedness Incurred pursuant to subclause (22) above shall be included in such calculation;

(24) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business; provided that the related reimbursement obligations are satisfied within 30 days of incurrence;

(25) Guarantees by the Issuer or any Restricted Subsidiary of the Issuer of any lease or sublease permitted by this Indenture of real property entered into by the Issuer or any Restricted Subsidiary of the Issuer; and

(26) Indebtedness of, or Disqualified Stock issued by, the Issuer or any Restricted Subsidiary of the Issuer not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) 3.0% of Consolidated Total Assets at any time outstanding.

(c) Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 3.2.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or issuance of Disqualified Stock, the U.S. dollar-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such Refinancing.

(e) For purposes of this Indenture, (1) unsecured Indebtedness will not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness will not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

(f) The Issuer shall not and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

SECTION 3.3. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly (each, a “Restricted Payment”):

(i) declare or pay any dividend or other distribution on Capital Stock of the Issuer, or on Capital Stock of any Restricted Subsidiary of the Issuer that are held by, or declared and paid to, any Person other than the Issuer or a Restricted Subsidiary of the Issuer (other than (a) dividends, distributions or payments made solely in Capital Stock of the Issuer (other than Disqualified Stock) and (b) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer or to other holders of Capital Stock of a Restricted Subsidiary that is not a Wholly-Owned Subsidiary so long as the Issuer or such Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities);

(ii) purchase, redeem, acquire or retire any Capital Stock of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(iii) redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Issuer or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary of the Issuer); except (A) a payment payable solely in

Capital Stock (other than Disqualified Stock) and (B) payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; provided for the avoidance of doubt, regularly scheduled payments of principal and interest on subordinated Indebtedness shall not be deemed to be a Restricted Payment; and

(iv) make any Investment in any Person, other than a Permitted Investment;

unless, at the time of and after giving effect to the proposed Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) after giving effect to such Restricted Payment on a Pro Forma Basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the provisions described in Section 3.2(a); and

(C) after giving effect to such Restricted Payment on a Pro Forma Basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (1) and (2) (with respect to payments of dividends on Refunding Capital Stock pursuant to clause (B) only), (4) (without giving effect to the increase due to clauses (A) and (B) thereof), (5) (to the extent such dividends did not reduce Consolidated Net Income), 6(C), (8), (11) and (15) of Section 3.3(b) (but in the case of Restricted Payments made pursuant to Section 3.3(b)(15), such payments shall be excluded only to the extent that the amount available for Restricted Payments under this clause (C) would be reduced to less than $0 as a result of payments made under Section 3.3(b)(15)), but excluding all other Restricted Payments under Section 3.3(b)) shall not exceed the sum (without duplication) of:

(1) $40,000,000, plus

(2) 50% of the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(3) 100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Issuer (other than Excluded Equity) since immediately after the Issue Date from the issue or sale of:

(x) Capital Stock of the Issuer, including Retired Capital Stock (other than Excluded Equity);

(y) to the extent such net cash proceeds are actually contributed to the Issuer, Capital Stock of any direct or indirect parent company of the Issuer (other than Excluded Equity or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 3.3(b)) or

(z) Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or trust that has been established by the Issuer or any of its Restricted Subsidiaries) issued after the Issue Date that, in each case, has been converted into or exchanged for Capital Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Excluded Equity), plus

(4) 100% of the aggregate amount of cash and the Fair Market Value of other property contributed to the capital of the Issuer following the Issue Date (other than Excluded Equity), plus

(5) 100% of the aggregate amount received by the Issuer or any of its Restricted Subsidiaries in cash and the Fair Market Value of other property received by means of:

(x) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after the Issue Date; or

(y) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary of the Issuer pursuant to Section 3.3(b)(15) or (b)(16) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date, plus

(6) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary of the Issuer or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary of the Issuer after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such merger, consolidation or transfer), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness with the assets so transferred or conveyed, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary of the Issuer pursuant to Section 3.3(b)(15) or (b)(16) or to the extent such Investment constituted a Permitted Investment.

(b) Notwithstanding whether the foregoing provisions of Section 3.3(a) would prohibit the Issuer and its Restricted Subsidiaries from making a Restricted Payment, the Issuer and its Restricted Subsidiaries may make the following Restricted Payments:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Capital Stock (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer or any Guarantor, or any Capital Stock of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Excluded Equity) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(6), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer, or such Guarantor, as the case may be, which is Incurred in compliance with Section 3.2 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses Incurred in connection with the issuance of such new Indebtedness;

(B) such new Indebtedness is subordinated to the Notes or the applicable Note Guarantees at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, manager or consultant (or any of their Immediate Family Members) of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any promissory notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Capital Stock rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the CPG Transactions; provided that the aggregate Restricted Payments made under this clause (4) do not exceed $10.0 million in the aggregate in any fiscal year (with any unused amounts in any fiscal year being carried over to the immediately succeeding fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Capital Stock of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, managers or consultants (or any of their Immediate Family Members) of the Issuer, any of its Subsidiaries, or any direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(C), plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made with the proceeds set forth in subclauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary of the Issuer from any future, present or former employees, directors, managers or consultants (or any of their Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary of the Issuer in connection with a repurchase of Capital Stock of the Issuer or any direct or indirect parent company of the Issuer shall not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer or any class or series of Preferred Stock of any Non-Guarantor Restricted Subsidiary, in each case, issued in accordance with Section 3.2 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to Section 3.3(b)(2); provided that, in the case of clauses (A), (B) and (C), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) payments made or expected to be made by the Issuer or any Restricted Subsidiary of the Issuer in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, manager or consultant (or any of their Immediate Family Members) and repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on the Issuer’s or any direct or indirect parent company of the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following consummation of a Qualified IPO in an amount equal up to 6% per annum of all cash proceeds received by the Issuer or contributed to the Issuer from a Qualified IPO;

(9) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(10) Restricted Payments to any direct or indirect parent company of the Issuer (i) not to exceed $2.0 million in any fiscal year to pay, or to pay to any parent company for the purpose of paying to any other parent company to pay, monitoring, consulting, management, transaction, advisory, termination or similar fees payable to a Sponsor or any Sponsor Affiliate (or, in the case of Teachers, distributions or dividends in lieu of such fees) (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived), (ii) for any financial advisory, transaction advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with the CPG Transactions and other acquisitions or divestitures (or, in the case of Teachers, distributions or dividends in lieu of such fees) and (iii) indemnities, reimbursements and reasonable and documented out-of-pocket fees and expenses of a Sponsor or any Sponsor Affiliate in connection therewith; provided that with respect to clauses (ii) and (iii), such payments shall be on terms reasonably consistent with arrangements entered into between similar financial sponsors and portfolio companies as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer;

(11) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under Section 3.5 and Section 3.8; provided that all Notes tendered by Holders in connection with a Change of Control Offer or an Asset Sale Offer, as the case may be, have been repurchased, redeemed, defeased or acquired or retired for value;

(12) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company to pay, in each case, without duplication:

(A) franchise and excise taxes, and other fees and expenses, required to maintain its corporate or other entity existence,

(B) for any taxable period in which the Issuer or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group (the “Tax Group”), to pay foreign, federal, state and local taxes of the Tax Group, to the extent such taxes are directly attributable to the Issuer or its Restricted Subsidiaries, or, to the extent attributable to its Unrestricted Subsidiaries, to the extent of the amount actually received from its Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state or local taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) been a standalone taxpayer (separate from any such direct or indirect parent company of the Issuer) for all fiscal years ending after the Issue Date (reduced by any portion of such taxes directly paid by the Issuer or its Subsidiaries),

(C) customary salary, bonus and other benefits payable to officers, employees, directors and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses (but excluding costs described in clause (10) above) of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(E) amounts required for any direct or indirect parent company of the Issuer to pay fees and expenses Incurred by any direct or indirect parent company of the Issuer related to transactions of such parent company of the Issuer of the type described in clause (m) of the definition of “Consolidated Net Income” to the extent such transaction is for the direct benefit of the Issuer and its Restricted Subsidiaries, and

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any such direct or indirect parent company of the Issuer (provided that any such payment is not for the purpose of evading the limitations of this Section 3.3);

(13) the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, in each case, permitted under this Indenture (provided that any such payment is not for the purpose of evading the limitations of this Section 3.3);

(14) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(15) other Restricted Payments, so long as the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries on a consolidated basis is no greater than 4.25:1.00 determined on a Pro Forma Basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date for which such Investment is being made; and

(16) other Restricted Payments in an aggregate amount not to exceed $12.5 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8) (at the time of declaration only), (10), (14), (15) and (16) of this Section 3.3(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall be Permitted Investments, and for the avoidance of doubt all such Investments shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to Section 3.3(a)(C) in each case to the extent such Investments would otherwise be so counted.

(d) For purposes of this Section 3.3, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

(e) The Issuer (or any of its direct or indirect parent companies on behalf of the Issuer), in their sole discretion, may classify or reclassify (x) any Permitted Investment as being made in whole or in part as a permitted Restricted Payment and (y) Restricted Payment as being made in whole or in part as a Permitted Investment (to the extent such Restricted Payment qualifies as a Permitted Investment).

SECTION 3.4. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective or enter into any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Issuer to (i) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) owned by the Issuer or any Restricted Subsidiary of the Issuer or pay any Indebtedness or other obligation owed to the Issuer or any Restricted Subsidiary of the Issuer, (ii) make loans or advances to the Issuer or any Restricted Subsidiary of the Issuer or (iii) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary of the Issuer.

(b) The preceding provisions of Section 3.4(a) will not apply to the following encumbrances or restrictions existing under or by reason of:

(1) any encumbrance or restriction in existence on the Issue Date, including those required by the Senior Secured Credit Facilities or by any other agreement or documents entered into in connection with the Senior Secured Credit Facilities;

(2) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(3) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary of the Issuer or merges, consolidates or amalgamates with or into a Restricted Subsidiary of the Issuer on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary of the Issuer, but not created in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary of the Issuer, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary of the Issuer;

(4) other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or its Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant Section 3.2 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer in good faith and such determination conclusively evidenced by a certificate of the Issuer or any of its direct or indirect parent companies on behalf of the Issuer to that effect, than the provisions contained in the Senior Secured Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in a manner that, as determined by the Issuer in good faith would result in the Issuer being unable to, to make principal and interest payments on the Notes as and when they come due;

(5) customary provisions in any lease, sub-lease contract, license, sublicense or similar agreement of the Issuer or any Restricted Subsidiary of the Issuer or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, in each case, entered into in the ordinary course of business;

(6) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(7) any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(8) any encumbrance or restriction under an agreement relating to a disposition of assets or Capital Stock, including, without limitation, any agreement for the sale or other disposition of or by a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(9) restrictions on cash, Cash Equivalents and other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(10) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, joint venture arrangements, limited liability company agreements, partnership agreements, shareholder agreements and other similar arrangements; provided that with respect to such agreements relating to a Restricted Subsidiary of the Issuer, such provisions will not materially affect the Issuer’s ability to make scheduled principal or interest payments on the Notes (as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer);

(11) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of Section 3.4(a);

(12) Liens securing Indebtedness otherwise permitted to be Incurred under this Indenture, including the provisions described in Section 3.6 that limit the right of the debtor to dispose of the assets subject to such Liens;

(13) encumbrances or restrictions in connection with any receivables or factoring transaction that in the good faith judgment of the Governing Persons of such person (or any direct or indirect parent company of such person) is necessary or advisable to effectuate such transaction; and

(14) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 3.4(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are, in the good faith judgment of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer), (i) no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or Refinancing or (ii) do not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer or any of its direct or indirect parent companies in good faith, to make scheduled payments of principal and interest on the Notes when due.

(c) Nothing contained in this Section 3.4 shall prevent the Issuer or any Restricted Subsidiary of the Issuer from (i) creating, Incurring, assuming or suffering to exist any Liens in compliance with Section 3.6 or (ii) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries Incurred in accordance with Section 3.2 and Section 3.6.

SECTION 3.5. Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets or Capital Stock issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received from such Asset Sale by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that for purposes of this clause (2) only and no other purpose, each of the following will be deemed to be Cash Equivalents:

(A) any liabilities, as shown on the most recent consolidated balance sheet of the Issuer or any Restricted Subsidiary of the Issuer or the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheets such liabilities as would have been reflected in the Issuer’s consolidated balance sheet or the footnotes thereto if such incurrence or accrual had been put in place on or prior to the date of such balance sheet as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which the Issuer and its Restricted Subsidiaries are released from further liability or such liabilities are otherwise extinguished with such Asset Sale;

(B) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the later of their receipt and the day of the Asset Sale to the extent of the cash received in that conversion; and

(C) any Designated Non-cash Consideration received by the Issuer or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the receipt of any Net Cash Proceeds, the Issuer or any of its Restricted Subsidiaries may apply such Net Cash Proceeds at its option:

(i) to permanently repay or reduce (A) Indebtedness that is secured by a Lien, which Lien is permitted by this Indenture or (B) Indebtedness of a Non-Guarantor Restricted Subsidiary (other than Indebtedness owed to the Issuer or another Restricted Subsidiary of the Issuer) and, in each case, to correspondingly reduce commitments with respect thereto;

(ii) to permanently repay or reduce other Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), other than Indebtedness owed to the Issuer or another Restricted Subsidiary of the Issuer; provided that if the Issuer shall so reduce any such Pari Passu Indebtedness, the Issuer shall equally and ratably reduce (or offer to reduce) Obligations under the Notes as provided either, at the Issuer’s option, under Section 5.7 through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(iii) to acquire all or substantially all of the assets of, or a division or line of business of, any Person engaged in a Permitted Business, or any Capital Stock of such Person, if, after giving effect to any such acquisition of Capital Stock, such entity is or becomes a Restricted Subsidiary of Issuer;

(iv) to make capital expenditures or to make other expenditures for maintenance, repair or improvement of existing properties and assets;

(v) to acquire other long-term assets or assets incidental to the acquisition of such long-term assets that are used or useful in a Permitted Business; or

(vi) any combination of the foregoing;

provided that in the case of clauses (iii), (iv) and (v) above, a binding commitment to make such acquisitions or expenditures are entered into within 365 days of the consummation of the Asset Sale that generated the Net Cash Proceeds shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 545 days after the consummation of the Asset Sale that generated such Net Cash Proceeds and, in the event such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute “Excess Proceeds.”

(c) Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 3.5(b) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall, within 30 days, make an offer to all Holders, and, if required by the terms of other Pari Passu Indebtedness, to all holders of such other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase Notes and/or such Pari Passu Indebtedness. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to, but excluding, the date of purchase, and shall be payable in cash.

If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated between the Notes and such other Pari Passu Indebtedness based on the principal amount (or accreted value, if applicable) of the Notes and such other Pari Passu Indebtedness tendered and the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Cash Proceeds pursuant to this Section 3.5, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Obligations under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture. If any Excess Proceeds remain after consummation of the Asset Sale Offer, the Issuer may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds.

(d) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an offer to purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(e) If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and applicable procedures of DTC); provided that the selection of notes for purchase shall not result in a Holder with a principal amount of Notes less than the minimum denomination to the extent practicable.

SECTION 3.6. Liens.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Indebtedness or any related Guarantee (the “Initial Lien”), without securing the Notes and the applicable Note Guarantee, as the case may be, equally and ratably with (or prior to) the Indebtedness secured by such Lien until such time as such Indebtedness or any related Guarantee is no longer secured by such Lien; provided that if the Indebtedness so secured is subordinated by its terms to the Notes or such Note Guarantee, the Lien securing such Indebtedness will also be so subordinated by its terms to the Notes and such Note Guarantees at least to the same extent. Any such Lien thereby created to secure the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Issuer of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Issuer or any Restricted Subsidiary of the Issuer in, or all or substantially all the assets of, any Restricted Subsidiary of the Issuer creating such Initial Lien, in each case, in accordance with the provisions of this Indenture.

SECTION 3.7. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $2.5 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Issuer or such Subsidiary with an unaffiliated party; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a resolution adopted by the majority of its or any of its direct or indirect parent companies’ Governing Persons on behalf of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The foregoing provisions shall not apply to the following:

(1) Restricted Payments that are permitted by Section 3.3 and Permitted Investments permitted under this Indenture;

(2) the payment of reasonable and customary compensation and indemnities and other benefits (including severance, retirement, health, option, deferred compensation and other benefit plans) to, for the benefit of, former or current officers, directors, managers, employees, or consultants of the Issuer or any Restricted Subsidiary of the Issuer;

(3) transactions between or among the Issuer and/or its Restricted Subsidiaries or any entity that will become a Restricted Subsidiary of the Issuer as part of such transaction;

(4) (i) the payment of (or, in the case of Teachers, distributions or dividends by the Issuer in lieu of such fees) management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar amounts) to the Sponsors (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees in accordance with the terms of the any management or similar agreement with terms reasonably consistent with the terms of similar agreements entered into by similar financial sponsors and portfolio companies as determined in good faith by the Issuer or any of its direct or indirect parent companies on behalf of the Issuer at the time such management or similar agreement is entered into by the Sponsors and the Issuer and (ii) payments (or Restricted Payments) by the Issuer or any of its Restricted Subsidiaries to any of the Sponsors or Sponsor Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Governing Persons of the Issuer (or any of its direct or indirect parent companies on behalf of the Issuer) in good faith;

(5) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(6) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date;

(7) any contribution of capital to the Issuer or any Restricted Subsidiary of the Issuer;

(8) any transaction with a joint venture, partnership, limited liability company or other entity in the ordinary course of business that would constitute an Affiliate transaction solely because the Issuer or a Restricted Subsidiary of the Issuer owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(9) transactions with customers, clients, suppliers or purchasers or sellers or licensors or licensees of goods or services, licenses or sublicenses of intellectual property or lease or sublease of assets, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, as determined in good faith by the Issuer, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Issuer;

(10) transactions in which the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, delivers to the Trustee a letter from a nationally recognized investment bank or accounting firm stating to the effect that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(11) the CPG Transactions and the payment of all fees and expenses related to the CPG Transactions, in each case, as contemplated in the Offering Memorandum;

(12) investments by the Sponsors, Sponsor Affiliates and members of management, officers, employees and directors in securities of the Issuer or any Restricted Subsidiary of the Issuer (and payment of reasonable out-of-pocket expenses Incurred by the Sponsors, Sponsor Affiliates and members of management, officers, employees and directors in connection therewith) so long as (i) the investment is being generally offered to other existing investors in such entity on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(13) the issuance or transfer of Capital Stock (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Sponsor or Sponsor Affiliates or to any director, manager, officer, employee or consultant (or their Immediate Family Members) of the Issuer, any the direct or indirect parent company of the Issuer or any of its Subsidiaries;

(14) payments or loans (or cancellation of loans) to employees, directors, officers, managers or consultants of the Issuer or any Restricted Subsidiary of the Issuer, or any direct or indirect parent company of the Issuer or any Restricted Subsidiary of the Issuer and employment agreements, stock option plans and other similar arrangements with such employees, directors, managers or consultants which, in each case, are approved by the Governing Persons of the Issuer in good faith;

(15) payments by the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer (or any of its direct or indirect parent companies), its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Issuer; and

(16) pledges of Capital Stock of Unrestricted Subsidiaries.

SECTION 3.8. Change of Control.

(a) If a Change of Control occurs after the Issue Date, unless the Issuer has, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, delivered electronically or mailed a redemption notice with respect to all the outstanding Notes as described under Section 5.7, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase, subject to the right of Holders on the relevant regular record date to receive interest due on an Interest Payment Date that is prior to the Redemption Date; provided that to the extent any transmitted redemption notice includes a condition that is not satisfied or waived and the redemption referenced therein does not occur, the obligation to make a Change of Control Offer will be reinstated to the extent a Change of Control occurs thereafter. No later than 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee or, while Notes are in global form, in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.8, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(8) the other instructions, as determined by us, consistent with this Section 3.8, that a Holder must follow.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) In the event that the Issuer makes a Change of Control Payment, the Paying Agent will promptly mail to each Holder the Change of Control Payment for such Notes, and the Trustee will promptly authenticate a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) While the Notes are in global form and if the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(f) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all such Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control or conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

(g) If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any other Person making a Change of Control Offer in lieu of the Issuer as described in this Section 3.8, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such Person will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

SECTION 3.9. Provision of Financial Information.

(a) So long as any Notes are outstanding, the Issuer shall furnish to the Holders and the Trustee:

(1) at any time that the Issuer (and a direct or indirect parent company of the Issuer that has guaranteed the Notes) is not subject to the reporting requirements of the Exchange Act:

(i) within 120 days after the end of the fiscal year ending December 31, 2013 and within 90 days after the end of each other fiscal year of the Issuer ending thereafter, (A) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Issuer and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year; provided that if the Issuer includes the financial results of any person that is an Unrestricted Subsidiary of the Issuer in such annual financial statements and such Unrestricted Subsidiary would not be considered an Immaterial Subsidiary were it subject to such definition, the Issuer shall also provide a supplement showing consolidating information for the Issuer and its Restricted Subsidiaries, (B) a narrative discussion of results for such fiscal year (which need not be compliant with Regulation S-K of the Securities Act) but shall be comparable in form with respect to such year to the “Management’s discussion and analysis of financial condition and results of operations” included in the Offering Memorandum and (C) setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants;

(ii) within 45 days (except 90 days in the case of the fiscal quarter ending September 30, 2013) following the end of each of the first three fiscal quarters of each fiscal year, (A) a consolidated balance sheet and related statements of operations, cash flows and owner’s equity showing (x) the financial position of the Issuer and its subsidiaries as of the close of such fiscal quarter and the consolidated and consolidating results of its operations during such fiscal quarter and (y) the then-elapsed portion of the fiscal year; provided that if the Issuer includes the financial results of any person that is an Unrestricted Subsidiary of the Issuer in such interim financial statements and such Unrestricted Subsidiary would not be considered an Immaterial Subsidiary were it subject to such definition, the Issuer shall also provide a supplement showing consolidating information for the Issuer and its Restricted Subsidiaries, (B) a narrative discussion of results (which need not be compliant with Regulation S-K of the Securities Act) but shall be comparable in form with respect to such interim periods to the “Management’s discussion and analysis of financial condition and results of operations” included in the Offering Memorandum (but need not include any pro forma financial information or pro forma financial statements for any prior period) and (C) setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year; provided that any prior periods need not be shown on a pro forma basis;

(iii) within 15 Business Days after the occurrence of each event that would require a filing of a Form 8-K under Items 1.01 (including furnishing any material debt agreements that would be required to be described in such Form 8-K), 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01, 5.02(a)(1)(i)-(ii), 5.02(b), 5.02(c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) and 9.01 ((but no later than the time required by Item 9.01 and limited only to the financial statements of business acquisitions, divestitures and other pro forma financial information required to be requested pursuant to Item 9.01); provided that instead of providing such information pursuant to this clause (iii), the Issuer shall be deemed to have satisfied this requirement by providing the information in its subsequent annual or quarterly report delivered pursuant to clauses (1)(i) and (1)(ii), in each case as in effect on the Issue Date if the Issuer were a reporting company under the Exchange Act;

provided, however, that such reports (A) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, Regulation G promulgated by the SEC or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), (B) will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-09, 3-10 or 3-16 of Regulation S-X promulgated under the Exchange Act (except narrative disclosure of the assets, liabilities, revenues and operating income of the Non-Guarantor Subsidiaries shall be included) and (C) will not be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries); and

(2) if at any time that the Issuer (or any direct or indirect parent company of the Issuer that guarantees the Notes) becomes subject to the reporting requirements of the Exchange Act or is required to file (or furnish, as applicable) reports on EDGAR, as applicable, within the time periods specified by the Exchange Act, all reports and financial information required to be filed thereunder; provided that such financial information shall include quarterly financial information (excluding the fourth fiscal quarter) and annual financial statements, in each case including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to annual information only, a report on the annual financial statements by the Issuer’s (or such direct or indirect parent company’s) independent registered accounting firm as applicable.

(b) So long as any Notes are outstanding, the Issuer shall also:

(A) within ten Business Days after furnishing to the Trustee and the Holders the reports required by clauses (a)(1)(i) or (a)(1)(ii) above, hold a conference call for all Holders and securities analysts to discuss such reports and the results of operations for the relevant annual or quarterly reporting period; and

(B) issue a notice in accordance with Section 3.9(d), no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (A) above, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders to contact the appropriate person at the Issuer to obtain such information.

(c) In addition, to the extent not satisfied by the foregoing, the Issuer shall, for so long as any Notes remain outstanding, furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (as in effect on the Issue Date).

(d) The Issuer shall make available such information and such reports (as well as the details regarding the conference call described in Section 3.9(b)) to the Trustee, to any Holder and to any beneficial owner of the Notes, in each case by posting such information on Intralinks or any comparable password-protected online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

Any person who requests or accesses such financial information or seeks to participate in any conference calls required by this Section 3.9 shall be required to represent to the Issuer (to the Issuer’s reasonable good faith satisfaction) that:

(1) it is a Holder, a beneficial owner of the Notes, a prospective investor in the Notes or a market maker;

(2) it will not use the information in violation of applicable securities laws or regulations;

(3) it will keep such provided information confidential and will not communicate the information to any Person; and

(4) it is not a Person (which includes such Person’s Affiliates) that (i) is principally engaged in a Permitted Business or (ii) derives a significant portion of its revenues from operation of a Permitted Business.

(e) If the Issuer has designated any Subsidiary as Unrestricted Subsidiary, then the quarterly and annual financial information required by Section 3.9(a) shall include a reasonably detailed presentation, either in a schedule to the financial statements, in the footnotes thereto, or in narrative report, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(f) Notwithstanding the foregoing, the financial statements, information and other documents required to be provided pursuant to this Section 3.9, may be those of (i) the Issuer or (ii) any direct or indirect parent company of the Issuer that becomes a guarantor of the Notes rather than those of the Issuer; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

(g) The Issuer shall be deemed to have furnished the reports referred to in clauses (1) and (2) of Section 3.9(a) if the Issuer or any direct or indirect parent company of the Issuer that becomes a guarantor of the Notes has filed reports containing such information with the SEC (including in the case of a parent company that becomes a guarantor of the Notes, the consolidating financial statements references above).

(h) Delivery of the reports and documents described in this Section 3.9 to the Trustee is for informational purposes only and the receipt by the Trustee of any such document or report will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants contained in this Indenture (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate).

(i) For the avoidance of doubt, the Issuer shall not be required to comply with the reporting requirements of the Exchange Act.

SECTION 3.10. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The Corporate Trust Office of the Trustee shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.11. Corporate Existence. Except as otherwise provided in this Article III and Article IV, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its respective corporate or limited liability company existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Governing Person of such person or the Issuer (or any direct or indirect parent company on behalf of the Issuer) or senior management of the Issuer (or any direct or indirect parent company on behalf of the Issuer) determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

SECTION 3.12. Payment of Taxes. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer or any of its direct or indirect parent companies on behalf of the Issuer), are being maintained in accordance with GAAP or where the failure to effect such payment shall not be materially disadvantageous to the Holders.

SECTION 3.13. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer beginning with the fiscal year ending December 31, 2013, an Officers’ Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officers’ Certificate shall be required for any fiscal year ended prior to the Issue Date.

SECTION 3.14. Further Instruments and Acts. Upon request of the Trustee, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.15. Statement by Officer as to Default. The Issuer shall deliver to the Trustee, within ten Business Days after the Issuer becomes aware of the occurrence of any Event of Default or Default, an Officers’ Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.16. Future Guarantors. Each Restricted Subsidiary that is a Domestic Subsidiary that is a Wholly-Owned Subsidiary (other than any Immaterial Subsidiary) that Incurs or Guarantees any Indebtedness for borrowed money (other than intercompany debt) of the Issuer or any Guarantor will become a Guarantor within 30 days of the date on which it Incurred or Guaranteed such Indebtedness by entering into a supplemental indenture substantially in the form of Exhibit B hereto.

SECTION 3.17. Suspension of Certain Covenants. If on any date following the Issue Date (a) the Notes have an Investment Grade Rating from both of the Rating Agencies; and (b) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries shall not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7 and clause (iii) of Section 4.1(a) (collectively, the “Suspended Covenants”).

Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, a “Suspension Date”), the amount of Excess Proceeds from any Net Cash Proceeds shall be set at zero under this Indenture. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reinstatement Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants shall thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture) and the Issuer and its Restricted Subsidiaries will thereafter be subject to the Suspended Covenants under this Indenture with respect to future events unless and until a subsequent Covenant Suspension Event occurs. Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period (or after the Suspension Period based solely on contractual obligations or other events arising prior to the Reinstatement Date). The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.” The Issuer shall notify the Trustee of the commencement or termination of any Suspension Period.

On the Reinstatement Date, (i) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.2(b)(3) and (ii) all Liens Incurred during the Suspension Period shall be classified to have been Incurred under clause (a) of the definition of “Permitted Liens.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 3.3 shall be made as though the covenants set forth in Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 3.3(a).

The Issuer, in an Officers’ Certificate, shall promptly provide notice to the Trustee of the commencement and termination of any Suspension Period. The Trustee shall have no obligation to (i) independently determine or verify if any Suspension Date or Reinstatement Date shall have occurred, (ii) make any determination regarding the impact of actions taken during any Suspension Period or the Issuer’s future compliance with any covenants or (iii) notify the Holders of the commencement or termination of any Suspension Period.

During any period when the Suspended Covenants are suspended, the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

ARTICLE IV

SUCCESSOR COMPANY

SECTION 4.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer shall not, in any transaction or series of transactions, consolidate or amalgamate with or merge into any other Person (other than a merger of a Restricted Subsidiary of the Issuer into the Issuer in which the Issuer is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Issuer shall be the continuing Person or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged, consolidated or amalgamated, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture substantially in the form of Exhibit B hereto;

(ii) immediately after giving effect to such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Issuer (or the Surviving Entity if the Issuer is not continuing) (a) could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described in Section 3.2(a) or (b) would have had a Fixed Charge Coverage Ratio not less than the actual Fixed Charge Coverage Ratio for the Issuer for such four-quarter period;

(iv) each Guarantor shall have by supplemental indenture substantially in the form of Exhibit B hereto confirmed that its Note Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(v) the Issuer delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that such consolidation, merger, amalgamation, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

(b) The Surviving Entity shall succeed to, and be substituted for, the Issuer, as the case may be, under this Indenture and the Notes, as applicable. Section 4.1(a)(ii) through (v) shall not apply to the transactions contemplated by the Merger Agreement, including the Merger.

(c) Notwithstanding Section 4.1(a)(ii) and (iii),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may consolidate with or merge into or transfer all or part of its properties and assets to a Guarantor.

(d) For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity of a merger with the Issuer shall, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Indebtedness, and all Liens on property or assets, of such Surviving Entity and its Subsidiaries that was not Indebtedness, or were not Liens on property or assets, of the Issuer and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in this Section 4.1, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as the Issuer; and when a Surviving Entity duly assumes all of the obligations and covenants of the Issuer pursuant to this Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of such obligations.

(e) No Guarantor shall, and the Issuer shall not permit any Guarantor to, in any transaction or series of transactions, consolidate or amalgamate with or merge into any other Person (other than a merger of a Restricted Subsidiary of the Issuer into the Guarantor in which the Guarantor is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) such Guarantor shall be the continuing Person or (b) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged, consolidated or amalgamated, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of such Guarantor (such Person, the “Guarantor Surviving Entity”) (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume all of the obligations of such Guarantor under this Indenture and such Guarantor’s related Note Guarantee pursuant to a supplemental indenture substantially in the form of Exhibit B hereto;

(ii) immediately after giving effect to such transaction or series of transactions on a Pro Forma Basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iii) the Guarantor delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that such consolidation, merger, amalgamation, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture;

provided that the foregoing paragraph shall not apply to a Guarantor if such Guarantor is no longer a Restricted Subsidiary of the Issuer after giving effect to such transaction and such transaction is made in compliance with Section 3.5.

Except as set forth in this Section 4.1, the Guarantor Surviving Entity shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Note Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or with or transfer all or part of its properties and assets to a Guarantor or the Issuer or (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof.

(f) Notwithstanding the foregoing, any Restricted Subsidiary of the Issuer may liquidate or dissolve if the Issuer or any of its direct or indirect parent companies on behalf of the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and is not materially disadvantageous to the Holders.

(g) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor, which properties and assets, if held by the Issuer or such Guarantor, as the case may be, instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or such Guarantor, as the case may be.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any redemption referenced in such Officers’ Certificate may be cancelled by the Issuer at any time prior to notice of redemption being delivered to any Holder and thereafter shall be null and void.

If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes, will be set forth in an Officers’ Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the redemption date.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or repurchase of any Notes made pursuant to this Indenture, if less than all of the Notes are to be redeemed, or purchased pursuant to an offer to purchase in respect of a Change of Control or Asset Sale, at any given time, selection of such Notes for redemption will be made by the Trustee (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method in accordance with the procedures of DTC; provided that no Notes of $1,000 or less shall be redeemed or repurchased in part. In the event of partial redemption, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or an integral multiple of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3. Notice of Redemption. Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the purchase or redemption date to each applicable Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of any Notes or a satisfaction and discharge of this Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The notice shall identify the Notes (including the CUSIP number) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price (or manner of calculation if not then known);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least 30 days prior to the redemption date (or such shorter period as the Trustee shall agree), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 5.4. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 5.3, Notes called for redemption, unless such redemption is conditioned on the happening of a future event, become irrevocably due and payable on the redemption date at the redemption price. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to, and conditional on, the completion thereof.

SECTION 5.5. Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1.

SECTION 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Issuer Order, the Trustee shall adjust the Schedule of Increases or Decreases of any Global Note and authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note shall be in a principal amount of $1,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7. Optional Redemption.

(a) At any time prior to October 1, 2016, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, upon notice as provided in Section 5.3, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the Redemption Date (the “Redemption Date”), plus accrued and unpaid interest, to, but excluding, the Redemption Date.

(b) Prior to October 1, 2016, the Issuer may, at its option, upon notice as provided in Section 5.3 with the net cash proceeds of one or more Equity Offerings, redeem up to 40% of the aggregate principal amount of the Notes originally issued under the Indenture (including any Additional Notes issued after the Issue Date) at a redemption price equal to 108.000% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the Redemption Date; provided that (a) at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (including any Additional Notes issued after this Issue Date) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuer or its Subsidiaries) and (b) any such redemption occurs within 90 days following the closing of any such Equity Offering. The Notes to be redeemed shall be selected in the manner described under Section 5.1 through Section 5.6.

(c) Except pursuant to Section 5.7(a) or (b), the Notes shall not be redeemable at the Company’s option prior to October 1, 2016.

(d) The Issuer may redeem the Notes, in whole or in part, at any time on or after October 1, 2016 upon notice as provided in Section 5.3 at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, to, but excluding, the Redemption Date (subject to the right of Holders on the relevant regular record date to receive interest due on an Interest Payment Date that is prior to the redemption date), if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Percentage
2016	106.000%
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

(e) Unless the Issuer defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

(f) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Section 5.1 through Section 5.6.

SECTION 5.8. Mandatory Redemption. The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with Section 3.9 and continuance of such failure to perform or comply for a period of 90 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes voting as a single class;

(4) except as permitted by this Indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary (or group of Guarantors that together (determined as of the most recent consolidated financial statements of the Issuer delivered pursuant to Section 3.9(a)(1)(i) or
Section 3.9(a)(1)(ii)) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Guarantors that, taken together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal period end) would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its or their Note Guarantee(s) or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with this Indenture;

(5) default in the performance, or breach, of any covenant or agreement of the Issuer or any Restricted Subsidiary of the Issuer in this Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes voting as a single class;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary of the Issuer or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer, other than Indebtedness owed to the Issuer or any Restricted Subsidiary of the Issuer, whether such Indebtedness or Guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $30.0 million or more at any one time outstanding;

(7) the entry against the Issuer or any Restricted Subsidiary of the Issuer of a final non-appealable judgment(s) by court(s) of competent jurisdiction for the payment of money in an aggregate amount in excess of $30.0 million (net of amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not been denied or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unpaid or unstayed for a period of 60 consecutive days; or

(8) the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer delivered pursuant to Section 3.9(a)(1)(i) or Section 3.9(a)(1)(ii) for a fiscal period end) would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a custodian of it or for substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

(vi) takes any comparable action under any foreign laws relating to insolvency; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer delivered pursuant to Section 3.9(a)(1)(i) or Section 3.9(a)(1)(ii) for a fiscal period end) would constitute a Significant Subsidiary), in an involuntary case; (B) appoints a custodian of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer delivered pursuant to Section 3.9(a)(1)(i) or Section 3.9(a)(1)(ii) for a fiscal period end) would constitute a Significant Subsidiary), for substantially all of its property; or (C) orders the winding up or liquidation of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer delivered pursuant to Section 3.9(a)(1)(i) or Section 3.9(a)(1)(ii) for a fiscal period end) would constitute a Significant Subsidiary).

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(8) or (9)) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes voting as a single class may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

In the event of a declaration of acceleration of the Notes solely because an Event of Default specified in Section 6.1(6) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the Event of Default or payment default triggering such Event of Default pursuant to Section 6.1(6) shall be remedied or cured by the Issuer or a Restricted Subsidiary of the Issuer or waived by the holders of the relevant Indebtedness within 30 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in Section 6.1(8) or (9) occurs, the principal of, premium, if any, and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee (with a copy to the Issuer, but the applicable waiver or rescission shall be effective when the notice is given to the Trustee) may, on behalf of the Holders of all the Notes, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default and its consequences under this Indenture except (i) a continuing Default in the payment of the principal of, or premium, if any, or interest on a Note held by a non-consenting Holder or (ii) a Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration and its consequences with respect to the Notes provided such rescission would not conflict with any judgment of a court of competent jurisdiction. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes voting as a single class shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, the Notes or the Guarantees or, subject to Section 7.1 and Section 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all costs, losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. No Holder of any Note will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless (x) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (y) the Holders of at least 25% in aggregate principal amount of the outstanding Notes voting as a single class shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee and (z) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium (if any), or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. (a) If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.6;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes or the Guarantees at the request or direction of any of the Holders unless the Holders have offered the Trustee indemnity or security satisfactory to the Trustee against any cost, loss, liability or expense.

(a) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence, willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes or the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes or the Guarantees, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (a) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

SECTION 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or an Opinion of Counsel, subject to customary assumptions and exclusions.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) In the absence of willful misconduct or negligence, the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes or the Guarantees shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes or the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 12.1, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes or the Guarantees at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless the Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, losses, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j) Whenever in the administration of this Indenture, the Notes or the Guarantees the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate.

(k) In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(n) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.9 and 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Issuer.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Offering Memorandum, the Purchase Agreement, the Guarantees or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default relating to the payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services hereunder and under the Notes and the Guarantees as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and Guarantors jointly and severally shall reimburse the Trustee upon request for all out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the respective agents, counsel, accountants and experts of the Trustee. The Issuer and Guarantors jointly and severally shall indemnify each of the Trustee and its officers, directors, shareholders, employees and agents against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct or negligence on its part in connection with the acceptance or administration of this trust, the exercise of its rights and powers, and the performance of its duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). Each of the Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel.

To secure the Issuer’s and Guarantors’ payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s right to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s and Guarantors’ payment obligations pursuant to this Section 7.6 shall survive the discharge of this Indenture and the resignation or removal of the Trustee.

“Trustee” for the purposes of this Section 7.6 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after the occurrence of a Default specified in clause (8) or (9) of Section 6.1, the expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent shall not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.9;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.9. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) (whether or not applicable by law) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b) (whether or not applicable by law); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) (whether or not applicable by law) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) (whether or not applicable by law) are met.

SECTION 7.10. Preferential Collection of Claims Against the Issuer. The Trustee shall comply with TIA § 311(a) (whether or not applicable by law), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) (whether or not applicable by law) to the extent indicated.

SECTION 7.11. Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may elect, at its option, to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligation with respect to all outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.6 hereof and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of and any premium and interest on the Notes when payments are due solely out of the trust referred to in Section 8.4 hereof;

(2) the Issuer’s obligations with respect to Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.10 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s and Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, Section 3.16 and clause (iii) of Section 4.1(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, clauses (3), (4), (5) and (7) of Section 6.1 shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or Section 8.3:

(1) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law (whether by statute or judicial precedent), in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the Holders of such outstanding Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer is a party or by which the Issuer is bound (other than that resulting from borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing); and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, each stating that all conditions precedent with respect to such Legal Defeasance or Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.5. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 , all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request unless an abandoned property law designates another Person or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. government obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, without the consent of any Holders, the Issuer, the Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Notes and the Note Guarantees for any of the following purposes:

(1) to evidence the succession of a Person to the Issuer and the assumption by any such successor of the covenants of the Issuer in this Indenture and the Notes and, if applicable, the Note Guarantee;

(2) to add to or modify the covenants, in each case, for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer or a Restricted Subsidiary of the Issuer;

(3) to add additional Defaults or Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under this Indenture by a successor or replacement Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;

(7) to add a Guarantor (including a parent guarantor) or release a parent guarantor;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(10) to conform the text of this Indenture, the Notes or the Note Guarantee to any provision under the heading “Description of the notes” in the Offering Memorandum to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with, or is inconsistent with, the description of the corresponding provision in the “Description of the notes”;

(11) to effect or maintain the qualification of this Indenture under the Trust Indenture Act; or

(12) to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (i) compliance with this Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

Subject to Section 9.2, upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 12.2, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2. With Consent of Holders.

Except as provided below in this Section 9.2, this Indenture, the Notes and any Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes voting as a single class then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes). Section 2.11 hereof and Section 12.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 2.12, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

Without the consent of each Holder of Notes directly affected thereby, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed maturity date of any such Note or alter or waive the provisions with respect to the optional redemption of the Notes (other than provisions relating to Section 3.5 and Section 3.8 and other than the related notice provisions);

(3) reduce the rate of or change the time for payment of interest on any such Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes voting as a single class and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders of the Notes;

(5) make any such Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in to the amendment and waiver provisions in this Section 9.2;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(9) make any change to the ranking or modify the ranking of any such Note or Note Guarantee that would adversely affect the Holders.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes shall not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

For the avoidance of doubt, the provisions of Section 3.8 relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived, amended or modified with the written consent of the Holders of a majority in principal amount of the Notes outstanding under the Indenture.

SECTION 9.3. Revocation and Effect of Consents and Waivers.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.4. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee to Sign Amendments.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.1 and Section 7.2) shall be fully protected in relying upon, in addition to the documents required by Section 12.2, an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest) (all the foregoing being hereinafter collectively called the

“Guaranteed Obligations”). Each Note Guarantee shall be on an unsecured senior basis. Each Guarantor agrees that the Guaranteed Obligations shall (i) rank equally in right of payment with other existing and future senior Indebtedness of each such Guarantor, (ii) be effectively subordinated to all Secured Indebtedness of each such Guarantor to the extent of the value of the assets securing such Indebtedness and (iii) shall be senior in right of payment to all existing and future Subordinated Indebtedness of each such Guarantor.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture (or a supplemental indenture to this Indenture) and a notation of the Note Guarantee shall both be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the notation of the Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture or a supplemental indenture hereto no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Upon execution of a supplemental indenture to this Indenture by the Guarantors, the Note Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Guarantors. Following the Issue Date, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture or any supplemental indenture on behalf of the Guarantors.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the failure of any Holder to exercise any right or remedy against any other Guarantor; (e) any change in the ownership of the Issuer; (f) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (g) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.

SECTION 10.2. Limitation on Liability, Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange, disposition or transfer (by merger or otherwise) of (i) the Capital Stock of a Guarantor (including any sale, exchange, disposition or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(b) the release or discharge of the guarantee by, or direct obligation of, such Guarantor with respect to the Senior Secured Credit Facilities or the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation;

(c) the designation of any Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(d) exercise of Legal Defeasance or Covenant Defeasance by the Issuer as described under Section 8.1 or Section 8.2 or the Issuer’s obligations under this Indenture being discharged in accordance with ARTICLE XI;

(e) the merger, consolidation or amalgamation of any Guarantor with and into the Issuer, another Guarantor or a Person that will become a Guarantor upon the consummation of such merger, consolidation or amalgamation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(f) as described in ARTICLE IX; and

(2) such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with. Upon request, the Trustee shall execute an instrument evidencing the release of such Guarantor.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that any Guarantor that makes a payment on the obligations under the Note Guarantees shall be entitled, upon payment in full of all obligations under the Guarantees, to a contribution from each other Guarantor in an amount equal to such other Guarantors’ pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

SECTION 10.5. Release of Parent Company Guarantee. Any guarantee of the Notes provided by a direct or indirect parent company of the Issuer may be released at any time in the Issuer’s sole discretion.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:

(1) either: (A) all Notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by making a notice of redemption or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or Redemption Date;

(2) the Issuer has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer;

(3) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(4) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that all conditions precedent set forth in clauses (1)-(3) have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.1(1), the provisions of Section 12.1 and Section 8.6 hereof shall survive.

SECTION 11.2. Application of Trust Money.

Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, sent by electronic mail, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or the Guarantors:

CPG Merger Sub LLC

c/o CPG International LLC

888 North Keyser Ave.

Scranton, PA 18504

Attention: Chief Financial Officer

Facsimile: 570-558-8201

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Neal McKnight

Facsimile: (212) 291-9097

E-mail: mcknightn@sullcrom.com

if to the Trustee, at its corporate trust office, which

corporate trust office for purposes of this Indenture is at

the date hereof located at:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Attention: Corporate Capital Markets – CPG International

Facsimile: 302-636-4145

Email: tmorris@wilmingtontrust.com

The Issuer or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; on the first date on which publication is made, when given by publication; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee shall be deemed delivered upon receipt.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC for such Note (or its designee), pursuant to the customary procedures of DTC.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel, subject to customary assumptions and exclusions, in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual (not in its individual capacity), he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual (not in its individual capacity), such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 12.5. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.6. Business Days. If a payment date (including an Interest Payment Date) is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is a Business Day, the record date shall not be affected.

SECTION 12.7. GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE (INCLUDING THE GUARANTEES SET FORTH HEREIN) OR THE NOTES.

SECTION 12.8. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 12.9. No Recourse Against Others. An incorporator, director, officer, employee or stockholder of the Issuer or any Guarantor or any of their parent companies, solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

SECTION 12.10. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.12. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.13. WAIVERS OF JURY TRIAL. THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 12.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

CPG MERGER SUB LLC

By:	/s/ Dan Lukas
	Name:	Dan Lukas
	Title:	Authorized Person

[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris, II
	Name:	W. Thomas Morris, II
	Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A: Form of Note

[FORM OF FACE OF NOTE]

[Applicable Restricted Notes Legend]

[Depository Legend, if applicable]

[OID Legend, if applicable]

[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1] CUSIP NO. [2]

CPG MERGER SUB LLC

8.000% Senior Notes due 2021

CPG Merger Sub LLC, a Delaware limited liability company (the “Issuer”), promises to pay to [Cede & Co.]1, or its registered assigns, the principal sum of                 Dollars, [as revised by the Schedule of Increases and Decreases in the Global Note attached hereto]1, on October 1, 2021.

Interest Payment Dates: April 1 and October 1, commencing on April 1, 2014

Record Dates: March 15 and September 15

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only
[2]	144A – 12626C AA0

Reg S – U22039 AA6

IAI – 12626C AB8

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

CPG Merger Sub LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association, as Trustee,

certifies that this is one of the

Notes referred to in the Indenture.

By:		Date: _______________
Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

CPG MERGER SUB LLC

8.000% Senior Notes due 2021

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1. Interest

CPG Merger Sub LLC, a Delaware limited liability company (such limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 8.000% per annum, which shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 30, 2013. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer shall make each interest payment in cash semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2014, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of Notes on the immediately preceding March 15 and September 15.

2. Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding March 15 and September 15 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the United States or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Issuer, the principal of (and premium, if any) and interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository.

3. Paying Agent and Registrar

The Issuer initially appoints Wilmington Trust, National Association (the “Trustee”), as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of September 30, 2013 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among CPG Merger Sub LLC, the guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 8.000% Senior Notes due 2021 referred to in the Indenture. The Notes include (i) $315,000,000 principal amount of the Issuer’s 8.000% Senior Notes due 2021 issued under the Indenture (the “Initial Notes”) and (ii) if and when issued, additional 8.000% Senior Notes due 2021 of the Issuer that may be issued from time to time in accordance with the Indenture subsequent to September 30, 2013 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture and any security documents. The Indenture imposes certain limitations on the incurrence of indebtedness and issuance of disqualified stock, the making of restricted payments, the incurrence of certain liens, dividend and other payment restrictions affecting restricted subsidiaries, the sale of assets and subsidiary stock, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5. Redemption

At any time prior to October 1, 2016, the Issuer may, on one or more occasions, redeem all or any portion of the Notes, upon notice as provided in Section 5.3 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of the Redemption Date (the “Redemption Date”), plus accrued and unpaid interest, to, but excluding, the Redemption Date.

Prior to October 1, 2016, the Issuer may, at its option, upon notice as described under Section 5.3 of the Indenture, with the net cash proceeds of one or more Equity Offerings, redeem up to 40% of the aggregate principal amount of the Notes originally issued under the Indenture (including any Additional Notes issued after the Issue Date) at a redemption price equal to 108.000% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding the redemption date; provided that (a) at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes issued after the Issue Date) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Issuer or its Subsidiaries) and (b) any such redemption occurs within 90 days following the closing of any such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

Except as set forth above, the Notes shall not be redeemable at the Issuer’s option prior to October 1, 2016.

The Issuer may redeem the Notes, in whole or in part, at any time on or after October 1, 2016 upon notice as described under Section 5.3 of the Indenture, at the following redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, to, but excluding the Redemption Date (subject to the right of Holders on the relevant regular record date to receive interest due on an Interest Payment Date that is prior to the Redemption Date), if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Period	Percentage
2016	106.000%
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to, and conditional on, the completion thereof.

6. Repurchase Provisions

If a Change of Control occurs, unless the Issuer has prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, delivered electronically or mailed a redemption notice with respect to all the outstanding Notes as described in Section 5.7 of the Indenture, each Holder shall have the right to require the Issuer to repurchase from each Holder all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, to, but excluding, the date of purchase, subject to the right of Holders on the relevant record date to receive interest due on the Interest Payment Date as provided in, and subject to the terms of, the Indenture. Such repurchase shall be made subject to the applicable procedures of DTC.

7. Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.

10. Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment, Supplement, Waiver

The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article IX of the Indenture.

12. Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture.

13. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

An incorporator, director, officer, employee or stockholder of the Issuer or any Guarantor or any of their parent companies, solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.

15. Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17. CUSIP, Common Code and ISIN Numbers

The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

CPG International LLC

888 North Keyser Ave.

Scranton, PA 18504

Attention: Chief Financial Officer

Facsimile 570-558-8201

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Neal McKnight

Facsimile: (212) 291-9097

E-mail: mcknightn@sullcrom.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                 agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.8 of the Indenture, check either box:

☐	☐
3.5	3.8

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.8 of the Indenture, state the amount in principal amount (must be in denominations of $1,000 or an integral multiple of $1,000 in excess thereof): $                  and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note shall be issued for the portion not being repurchased): ________________.

Date:                      Your Signature

                                                             (Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

                                                                 (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B: Form of Indenture Supplement to Add Future Guarantors

This Supplemental Indenture is entered into as of [                ], 20[    ] (this “Supplemental Indenture”), by and among [NAME OF FUTURE GUARANTOR] (the “New Guarantor”), CPG International LLC (the “Issuer”), the guarantors party thereto from time to time and Wilmington Trust, National Association, as Trustee.

W I T N E S S E T H:

WHEREAS, CPG Merger Sub LLC, as the issuer and the Trustee have heretofore executed and delivered an Indenture dated as of September 30, 2013, as supplemented by a supplemental indenture dated as of September 30, 2013, among the guarantors party thereto and the Trustee (as supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $315.0 million of 8.000% Senior Notes due 2021 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things have been done to make this Supplemental Indenture a legal, valid and binding agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Representations. The New Guarantor represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

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(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary [corporate], [limited liability company] [partnership] action on its part.

SECTION 2.2 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.3 Guarantee. The New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE (INCLUDING THE GUARANTEES SET FORTH HEREIN) OR THE NOTES.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

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SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

CPG International LLC, as Issuer

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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